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MRV COMMUNICATIONS, INC.

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03.ANNUAL REPORT

MRV

2003 Annual Report | Notice of Annual Meeting | Proxy Statement

Special Announcements

Thank you MRV Stockholders!

We Continue to Reduce Our Annual Meeting Expenses

1.)	For the last three years, we have combined the Annual Report, Notice of Annual Meeting and Proxy Statement.

2.)	For the last three years, we have eliminated the colors on the cover, and limited the inside text to black and white in the printed version of this report.

3.)	For the last two years, we urged our stockholders to vote their proxies by Internet and telephone, to save mailing expenses.This year, we’re again asking our stockholders to vote electronically.

4.)	For the last two years, we encouraged stockholders to elect to receive future annual reports and proxies via the Internet if they are able to do so. Year-over-year, we have reduced our printing requirements by 20%.This effort will continue to bring savings to MRV through reduced printing and mailing expenses.

Please Vote Your Proxy!

Electronic Voting Saves Your Company Money

For the last two years, many of our stockholders saved MRV money by voting their proxies via Internet or telephone, rather than by return mail.This year, we again encourage all of our stockholders to take advantage of electronic voting.

Beneficial Stockholder

If you hold shares through a stockbroker; bank or other nominee, you are a Beneficial Stockholder. Please vote via the Internet at www.proxyvote.com, using your 12 digit control number found on your Vote Instruction Form.

Registered Stockholder

If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to vote by proxy — www.amstock.com, using your unique control number included in your proxy notification materials.

Electronic Delivery of Proxy Statement and Annual Report

The proxy statement and the 2003 Annual Report are available in advance of the annual meeting in the Investor Relations section of MRV’s Internet site at www.mrv.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Doing so will save MRV printing and mailing expense.

Beneficial Stockholder

If you are a beneficial owner of shares, to sign up for electronic delivery, go to www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Registered Stockholder

If you are a record holder; you may enroll to receive stockholder communications electronically in the future by accessing the website www.amstock.com.

MRV Communications, Inc. Annual Report 2003

Product Lines

A wholly-owned subsidiary of MRV Communications, LuminentOIC has been a pioneer in optoelectronic components since 1988. LuminentOIC is an established fiber optic component market leader providing comprehensive product portfolios in the fields of Metro Transceivers, FTTP/ EFM Solutions, CWDM/DWDM Solutions, and Discrete Active Components.

LuminentOIC offers a complete line of single fiber transceiver products for cost-effective deployment of Fiber-To-The- Business, Fiber-To-The-Curb, and Fiber-To-The-Home network architectures for advanced voice, data, and video subscriber services. LuminentOIC’s integrated triplexer is a full-duplex, single fiber, voice, data, and video transceiver designed for FTTP/EFM residential access applications.

Founded in 1988, MRV Communications, Inc. provides the broadest range of Optical Ethernet Access solutions starting with 802.3ah Ethernet in the First mile all the way to high performance MPLS VPN demarcation products, as well as Ethernet over wavelength (DWDM and CWDM) platforms.

With the experience in managing data centers comprising up to tens of thousands of network elements, MRV also offers a complete solution of remote console management and terminal servers to monitor and control key parameters of critical network equipment.

MRV Communications, Inc. Annual Report 2003

President’s Letter

President’s Letter

November 12, 2004

Two thousand and three was a solid year of improvements for MRV. We have realized continued year-over-year revenue growth and we have successfully stabilized our operating structure and related expenses. As a result, we are closer to reaching our goal of profitability. We believe that as revenues continue to grow, we will be able to capitalize on economies of scale from our cost structure; profitability is well within our reach.

Our responsibility is to build a profitable company and increase shareholder value. MRV people work diligently for your continued commitment and confidence. We recognize that this confidence is earned quarter by quarter and year after year by delivering consistent, solid results. MRV people are highly committed to doing just that.

MRV Communications is at the forefront of high-speed data services delivery — AKA — Broadband Access. Our strength is in providing reliable, secure, broadband connectivity solutions for carriers, enterprise, and residential customers over fiber optics. Our core strengths are in optical transmission technology, Dense and Coarse Wave Division Multiplexing (DWDM/CWDM), console management, switching and routing. Our goal is to be the most innovative component and equipment vendor in the field.

Enabling Ultrafast Fiber Optic Internet Services

Clearly, the world’s economies benefit from the deployment of broadband access. Broadband has the power to transform our future, by spurring innovation in almost every aspect of our lives: healthcare, education, communications, entertainment and homeland security. The heated competition between the Regional Bell Operating Companies (RBOCs) and Cable operators is a dynamic driver for broadband equipment vendors. Additional factors such as the proliferation of cellular telephones and the emergence of Voice over IP (VoIP) services have caused the RBOCs to lose nearly 20% of their phone lines over the past four years. According to industry sources, the RBOCs will continue to face price compression for their traditional voice-centric source of revenue, as well the ongoing trend of technology substitution. In addition, current wire line expenses continue to rise and constitute now about 68% of total operating expenses. To reverse the trends of declining revenues and mounting costs, the RBOCs started developing new services, based on fiber optic technology. One example is Verizon, which plans to bring fiber connectivity directly to three million homes by the end of 2005. They plan to roll out services in several states, including Virginia, Florida, Texas and California. The chosen architecture is Fiber-to-the-Premises (FTTP) using a Passive Optical Network (PON) between the central office and customer premises. We have maintained our position as a key supplier of components for the FTTP industry as a whole. LuminentOIC, our wholly owned subsidiary, has a commanding leadership in this field with its Integrated Triplexer, the ITR.

Our Integrated Triplexers allow the RBOCs to offer the much needed television and video services, thereby increasing their customer retention. With the ITR they can offer a “triple play” connection to the home (voice, data, and television and video services). It also allows them to significantly improve their share of the high-speed data market by providing ultrafast broadband connectivity. Ten-times faster than cable modems, ultrafast broadband connectivity has tremendous advantages. It could potentially unleash a wave of innovations and new applications in areas such as telecommuting, telemedicine, video-on-demand and gaming. As an added benefit, RBOCs can realize substantial savings in operating expense, which in itself can cost-justify the initial capital outlay over a period of a few years.

At this time, we are witnessing the earliest phases of deployment of some of these next generation services, and the results are encouraging. Recently, the Federal Communication Commission (FCC) voted to allow the RBOCs the freedom of keeping the fiber they’ve already invested in, without having to provide unbundled access to their competitors - Competitive Local Exchange Carriers (CLECs). This ruling is a major victory for the RBOCs, especially Verizon, SBC and Bell South. It gives them more reasons to invest in residential fiber infrastructures and expand their offerings into ultrafast high-speed Internet, television and video services. Verizon, in its FTTP project “FiOs”, announced three million homes passed by end of 2005 and a total of eight million homes by end of 2008. In its first trial of ultrafast fiber optic Internet service in Keller,Texas, Verizon has doubled its number of broadband subscribers in that small city in just 10 weeks! This is good news for the industry and for MRV. SBC has also announced the acceleration of its “Project Lightspeed”, and BellSouth publicly applauded the ruling, adding that the ruling will allow BellSouth to move forward with additional Fiber-to-the-Curb (FTTC) deployments. Accordingly, we moved from the “opportunity” stage, to volume production and field deployment. I am extremely proud of what LuminentOIC people were able to accomplish during recent months. They executed flawlessly, ramping up volume to tens of thousands of devices. They did it smartly, and most importantly - by maintaining 100% customer satisfaction and on-time delivery.

MRV Communications, Inc. Annual Report 2003

President’s Letter

Our success in the FTTP product line is due to our ability to execute on our commitments and meet very high quality levels at the required price points. We believe we are on track to successfully execute on all of our outstanding commitments to our largest customers. To meet these commitments, we have undergone a very steep ramp up of our manufacturing line. Our net transceiver output effectively doubled from historical levels. Every effort was made to mitigate delivery risk due to the critical nature of the early stage of the project. Some of this risk mitigation came at the expense of cost efficiency on the production line, material cost, and testing yield. However; our costs should improve in the near future based on proper supply chain management, tooling, and production efficiencies.

Our flagship product, the Integrated Triplexer transceiver; requires four layers of integration. These are: optical chip fabrication, micro-optical assembly, digital PON testing, and RF CATV testing. Controlling each of these manufacturing steps in house allows us to ride the cost curve, control the supply chain, and meet required quality levels. During the recent months, our optical chip foundry and micro-optical assembly underwent a 30% increase in production volume. Our digital testing production capacity doubled over historical levels. Finally, our RF CATV test capability increased by five fold from historical levels using test level automation. We are prepared for the increased volume demand, and we believe that we can produce all foreseeable demand for at least the next 12-18 months.

From Fiber-to-the-Premises to Fiber-to-the-Enterprise

“Every carrier that we’ve spoken to is actively developing an Ethernet service.”

The Yankee Group

While the FCC decision applies only to the residential market, the FCC also said it was considering an extension to business customers. Business customers are different than residential users. They expect much greater bandwidth — typically 100 Mbps or GigE — to support demanding applications. They also want this raw bandwidth delivered at greater levels of granularity to provide Ethernet services — such as Multipoint Virtual Private Networks, storage networks, videoconferencing, and Voice over IP. We see this FCC announcement as very positive. We hope that the RBOCs will now be more aggressive and follow the lead of international carriers such as France Telecom, Telia, Bell Canada, and others who use MRV Ethernet access solutions in Metro applications.

During the year we highlighted our Ethernet access solutions through several high-profile events, including webinars, live road shows, and trade shows. We had several opportunities to demonstrate Multi-Protocol Label Switching (MPLS) interoperability with other industry players to targeted audiences from the carrier community. We continue to make inroads with industry press coverage. You can view the latest MRV articles as well a listing of current trade shows and events on the MRV website. We continue to execute well on other key initiatives: development of Federal business and the reseller channel as well as nurturing special relationships with strategic partners. In the Storage Area Networks (SAN), we validated interoperability with IBM and Brocade, and we are working to build partnerships with other leading vendors. Recently, we announced a 10 Gb transponder for the Lambda Driver™ optical transport platform. Lambda Driver is currently gaining acceptance in Metro and regional DWDM networks with carriers in Europe and North America.

We have added key personnel in Sales and Engineering

In the past year we have added sales and engineering talents to MRV, both domestically and internationally. We have expanded our presence in Latin and South America as well as in the Far East. We are very pleased with the new additions and we rate them as top professionals in their field. With solid experience and proven track records, they are already contributing to our growth.

For me, the accomplishments of MRV people around the world inspire tremendous pride and appreciation. In the new economic environment, where investments in technology are constrained, we are able to distinguish ourselves and add value to our customers and our investors. Together, we address high-growth markets and our collective efforts pave the way for a stronger future for MRV.

We thank our employees and our business partners worldwide for their dedication and hard work, and we thank you, our shareholders, for your support. We look forward to your continued participation in our future.

Respectfully submitted,

Noam Lotan
President and Chief Executive Officer

MRV Communications, Inc. Annual Report 2003

6	MRV Communications, Inc. Annual Report 2003

Letter to Stockholders

Letter to Stockholders

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of MRV Communications, Inc. (“MRV”) to be held on Wednesday, December 15, 2004, at 9:00 a.m. at the offices of our wholly-owned subsidiary, LuminentOIC, Inc., 20550 Nordhoff Street, Chatsworth, CA 91311.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage- paid envelope. We are also pleased to offer you the opportunity to receive future stockholder communications electronically. By signing up for electronic delivery, you can receive stockholder communications faster and can help us reduce our printing and mailing costs. For more information, see “Voting by Mail, Via the Internet or by Telephone” on page 2 of the accompanying Proxy Statement. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of MRV. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Noam Lotan
President and Chief Executive Officer

MRV Communications, Inc. Annual Report 2003

Notice of Annual Meeting of Stockholders

Notice of Annual Meeting of Stockholders

To Be Held December 15, 2004

The Annual Meeting of Stockholders (the “Annual Meeting”) of MRV Communications, Inc. (“MRV”) will be held at the offices of our wholly-owned subsidiary, LuminentOIC, Inc., 20550 Nordhoff St., Chatsworth, CA 91311, on Wednesday, December 15, 2004, at 9:00 a.m. for the following purposes:

1.)	To elect six members of the Board of Directors of MRV, all of whom currently serve as Directors, to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified;

2.)	To ratify the appointment of Ernst & Young LLP as MRV’s independent auditors for the year-ended December 31, 2004; and

3.)	To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on October 29, 2004, are entitled to notice of and to vote at, this meeting.

By order of the Board of Directors

Shlomo Margalit
Secretary

Chatsworth, California
November 12, 2004

Important

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by phone, via the Internet or by signing, dating and returning the enclosed proxy card will save MRV the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Proxy Statement

To Be Held December 15, 2004

This Proxy Statement, which was first mailed to stockholders on or about November 12, 2004, is furnished in connection with the solicitation of proxies by the Board of Directors of MRV Communications, Inc. (“MRV”), to be voted at the Annual Meeting of the stockholders of MRV, which will be held at 9:00 a.m. on December 15, 2004, at the offices of our wholly- owned subsidiary LuminentOIC, Inc., 20550 Nordhoff St, Chatsworth, CA 91311, and at any adjournments or postponements of the meeting.

Portion’s of MRV’s Annual Report on Form 10-K for the year ended December 31, 2003 containing audited financial statements and other information is being furnished with this Proxy Statement to all stockholders entitled to vote. The information extracted from the Annual Report on Form 10-K does not form any part of MRV’s proxy solicitation material.

Purpose of Meeting

The specific proposals to be considered and acted upon at the meetings are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Voting Rights and Solicitation

Voting

Only stockholders of record of MRV common stock on October 29, 2004, the record date, will be entitled to vote at the meeting. Each stockholder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 103,945,615 shares of common stock outstanding, held of record by 3,045 stockholders. A majority of the outstanding shares of common stock must be present or represented by proxy at the meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the meeting. In the election of directors, the six nominees receiving the highest number of affirmative votes will be elected. Proposal No. 2 requires the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendation of the Board of Directors

MRV’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1) and FOR the ratification of the appointment of Ernst & Young LLP as MRV’s independent auditors for the year ending December 31, 2004 (Proposal No. 2).

Voting by Mail, Via the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope, and your shares will be voted at the meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. I), FOR the ratification of the appointment of Ernst & Young LLP as MRV’s independent auditors for the year ending December 31, 2004 (Proposal No. 2) and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date or by sending written notice of revocation of your proxy to MRV’s Secretary at MRV’s principal executive offices before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not in and of itself revoke a valid proxy that was previously delivered.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. Stockholders who elected to receive the 2004 Proxy Statement and Annual Report to Stockholders over the Internet will be receiving an e-mail on or about October 29, 2004 with information on how to access stockholder information and instructions for voting.

Proxy Solicitation Costs

MRV will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation material that MRV may provide to stockholders. MRV may reimburse brokerage firms and other persons representing beneficial owners of shares of their expense in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by directors, officers and employees of MRV. No additional compensation will be paid to these individuals for any such services.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

A copy of MRVs Annual Report on Form 10-K, including financial statements and financial statement schedules for the year ended December 31, 2003 is available to you without charge upon written request to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311 .Attention: Investor Relations.

We maintain a website at www.mrv.com. We make available free of charge, either by direct access or a link to the Securities and Exchange Commission (“SEC”) website, our Proxy Statement, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are submitted to the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Election of Directors (Proposal No. 1)

General

Six directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. The accompanying proxy will be voted in favor of the following persons to serve as directors unless the stockholder indicates to the contrary on the proxy. The election of the Company’s directors requires a plurality of the votes cast in person or by proxy at the meeting. This means that the six nominees receiving the highest number of votes will be elected as directors. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW:

Nominees for Directors
Name, Age as of October 29, 2004	Principal Occupation, Business Experience and Directorship

Noam Lotan Age 52 Director since 1990 Executive Committee	President, Chief Executive Officer and Director since May 1990 and became Chief Financial Officer of MRV in October 1993, in which position he served until June 1995. From March 1987 to January 1990, Mr. Lotan served as Managing Director of Fibronics (UK) Ltd., the United Kingdom subsidiary of Fibronics International Inc. (“Fibronics”), a manufacturer of fiber optic communication networks. MRV purchased the Fibronics business in September 1996. From January 1985 to March 1987, Mr. Lotan served as a Director of European Operations for Fibronics. Prior to such time, Mr. Lotan held a variety of sales and marketing positions with Fibronics and Hewlett-Packard. Mr. Lotan holds a Bachelor of Science degree in Electrical Engineering from the Technion, the Israel Institute of Technology and a Masters degree in Business Administration from INSEAD (the European Institute of Business Administration, Fontainebleau, France).

Shlomo Margalit Age 63 Director since 1988 Executive Committee	A founder Chairman of the Board of Directors, Chief Technical Officer and Secretary of MRV since MRV’s inception in July 1988. From May 1985 to July 1988, Dr. Shlomo Margalit served as a founder and Vice President of Research and Development for LaserCom, Inc. (“LaserCom”), a manufacturer of semiconductor lasers. From 1982 to 1985, Dr. Margalit served as a Senior Research Associate at the California Institute of Technology (“Caltech”) and from 1976 to 1982, a Visiting Associate at Caltech. From 1972 to 1982, Dr. Margalit served as a faculty member and Associate Professor at the Technion. During his tenure at the Technion, Dr. Margalit was awarded the “Israel Defense” prize for his work in developing infrared detectors for heat guided missiles and the David Ben Aharon Award for Novel Applied Research. Dr. Margalit holds a Bachelor of Science degree, a Masters degree and a Ph.D. in Electrical Engineering from the Technion.

Igal Shidlovsky Age 68 Director since 1997 Audit Committee, Chairman Compensation Committee, Chairman Nomination and Governance Committee	Dr. Igal Shidlovsky serves as Managing Director of Global Technologies, an investment and consulting organization, which he founded in 1994. He has extensive management and consulting experience with international companies and start up technology companies. From 1982 to 1991, Dr. Shidlovsky was a Director of Sentex Sensing Technologies. Dr. Shidlovsky held several executive positions including Vice President Corporate Development at Siemens Pacesetter a division of Siemens AC Medical Group, Director of Strategic Planning and Technology Utilization and Director of the Microelectronics Department at Siemens Corporate Research. From 1969 to 1982 he was with RCA Laboratories, a leading electronic R&D organization. Dr. Shidlovsky holds a Bachelor of Science degree in Chemistry from the Technion and Master and Ph.D. degrees from the Hebrew University in Israel.

Guenter Jaensch Age 66 Director since 1997 Chairman Audit Committee, Compensation Committee, Nomination and Governance Committee	Dr. Guenter Jaensch serves as President of Jaensch Enterprises, a firm engaged in management and project consulting and serves as Chairman of the Board for Biophan Technologies, Inc. For over 20 years, he held executive positions with Siemens or its subsidiaries in Europe and the United States. Among his assignments were service as President of Siemens Communications Systems, Inc.; President and Chairman of Siemens Corporate Research and Support, Inc.; Chairman and Chief Executive Officer at Siemens Pacesetter Inc.; and head of the Cardiac Arrhythmia Division of Siemens AG Medical Group. Dr. Jaensch holds a Masters degree in Business Administration and Ph.D. degree in Business and Finance from the University of Frankfurt; he also taught business for three years at the University of Frankfurt.

Daniel Tsui Age 65 Director since 1997 Audit Committee, Compensation Committee Nomination and Governance Committee	Professor Daniel Tsui is the Arthur Le Grand Doty Professor of Electrical Engineering at Princeton University and was awarded the 1998 Nobel Prize in Physics for the discovery and explanation of the fractional quantum Hall effect. Professor Tsui was a recipient of the American Physical Society 1984 Buckley Prize, the 1998 Benjamin Franklin Medal and was elected to the National Academy of Sciences. He is a fellow of the American Physical Society and the American Association for the Advancement of Science. He is currently engaged in research activity relating to properties of thin films and microstructures of semiconductors and solid-state physics. He received his Ph.D. in physics from the University of Chicago in 1967 and for 13 years was with Bell Laboratories before joining Princeton University, where he spent the last 20 years.

Baruch Fischer Age 53 Director since 1997 Compensation Committee	Professor Baruch Fischer currently serves as a professor at the Electrical Engineering Facility at the Techniion. Professor Fischer had served as Dean of the Electrical Engineering Faculty at the Technion. Professor Fischer’s current research activities include solid state devices, lasers and optical amplifiers; WDM technology; fiber gratings; “all optical” networks; non-linear effect in fiber wave mixing; and optical computing, optical data storage and optical image processing. He has authored or co-authored approximately 1 80 papers and holds several patents in the field of optics and opto- electronics. He received his Ph.D. from Bar-llan University, Israel in 1980. He subsequently became a Post-Doctorate Fellow at CalTech and joined the faculty of the Technion in 1983.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Information About the Board and its Committees

The system of governance practices followed by the Company is memorialized in the MRV Communications, Inc. Corporate Governance Guidelines and the charters of the four committees of the Board of Directors. The Governance Guidelines and charters are intended to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The Governance Guidelines also are intended to align the interests of directors and management with those of MRV’s stockholders. The Governance Guidelines establish the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, board committees, and director compensation.The Board annually conducts a self- evaluation to assess compliance with the Governance Guidelines and identify opportunities to improve Board performance.

The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Governance Guidelines were most recently modified by the Board effective September 24, 2004 to, among other things, assure compliance with corporate governance requirements contained in both the Nasdaq Stock Market (“Nasdaq”) and make other enhancements to the Company’s corporate governance policies, including creating the role of lead independent director The chair of the Nomination and Governance Committee currently serves as the lead independent director The lead independent director is responsible for coordinating the activities of the non-management directors, coordinate with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading the Board’s review of the chief executive officer The Board has four committees: an Audit Committee, a Compensation Committee, a Nomination and Governance Committee and an Executive Committee. The Governance Guidelines, as well as the Charter for the Audit Committee, the Compensation Committee and the Nomination and Governance Committee may be viewed at www.mrv.com/investor.

The Board of Directors, and the Audit Committee, the Compensation Committee and the Nomination and Governance Committee, hold regularly scheduled quarterly meetings. In addition to the quarterly meetings, there may be special meetings from time to time as the Board or its committees deem necessary. At each quarterly board meeting, time is set aside for the non-management directors to meet without management present.The Board of Directors met four times during the last fiscal year. All directors attended 75% or more of the Board meetings and meetings of the committees on which they served during fiscal year 2004.

The table below provides current membership and meeting information for each of the Board committees for the current year Committee memberships changed during 2004. In September 2004, the Board of Directors established the Nomination and Governance Committee. Dr. Shidlovsky, Dr. Jaensch and Professor Tsui were appointed to the Nomination and Governance Committee. In October 2004, Professors Tsui and Fischer were appointed to the Compensation Committee, joining Dr. Shidlovsky and Dr. Jaensch on that committee.

COMMITTEES

Nomination and
Name	Audit		Compensation		Governance	Executive
Mr. Lotan						X
Dr. Margalit						X
Dr. Shidlovsky	X		X	*	X *
Dr. Jaensch	X	*	X		X
Professor Tsui	X		X		X
Professor Fischer			X

* Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the standards of independence under the Governance Guidelines and applicable Nasdaq listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Audit Committee: The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes overseeing the work of the Company’s internal accounting and auditing processes and discussing with management the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements.The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Committee’s specific responsibilities are delineated in the Audit Committee Charter The Charter is attached as Appendix A to this Proxy Statement. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Dr. Guenter Jaensch is an “audit committee financial expert” as defined by Item 401 (h) of Regulation S-K of Securities and Exchange Commission (“SEC”) regulations and that he is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Securities Exchange Act of 1934. For additional information concerning the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE.”

Compensation Committee: The Compensation Committee consisted of Dr. Shidlovsky and Dr. Jaensch during 2003. The Compensation Committee met four times during 2003. The Directors who served and currently serve on the Compensation Committee are all “independent” for purposes of the rules of the Nasdaq Stock Market. The primary responsibilities of the Compensation Committee are: (a) In consultation with senior management, to make recommendations to the Board as to the Company’s general compensation philosophy and to oversee the development and implementation of compensation programs; (b) To evaluate the performance of the CEO in light of Board-approved goals and objectives, and to recommend to the Board the CEO’s compensation level based on this evaluation; (c) To make recommendations to the board regarding the compensation (including any new compensation programs) of the other executive officers, following its review of performance evaluations of the other executive officers; and (d) to review and make recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans. The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules and regulations. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter; which may be viewed at www.mrv.com/investor.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was, during 2003, an officer or employee of MRV or any of its subsidiaries; or was formerly an officer of MRV or any of its subsidiaries. During 2003, no executive officer of MRV served as an executive officer, director or member of the compensation committee (or other board committee performing equivalent functions, or in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Compensation Committee or as a director of MRV.

Nomination and Governance Committee: The principal responsibilities of the Nomination and Governance Committee are to: (a) To lead the search for qualified individuals for election as directors to ensure the Board has the right mix of skills and expertise; (b) To retain and terminate any search firm to be used to identify director candidates, as it may deem appropriate in its discretion; (c) To solicit the views of the Chief Executive Officer; other members of the Company’s senior management, and other members of the Board regarding the qualifications and suitability of candidates; (d) To establish policies and procedures for the evaluation of candidates put forth by the Company’s stockholders; (e) To review and recommend to the full Board a set of corporate governance principles and a code of business conduct and ethics applicable to the Board and the Company, and, if deemed necessary by the Board, propose from time to time any amendments to such principles and such code; (f) To oversee and evaluate compliance by the Board and management of the Company with the Company’s corporate governance principles and ethics standards and its code of conduct. The Nomination and Governance Committee’s role also includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. In addition, the Chair of the Nomination and Governance Committee acts as the lead independent director and is responsible for leading the Board of Directors’ annual review of the chief executive officer’s performance. The specific responsibilities and functions of the Nomination and Governance Committee are delineated in the Nomination and Governance Committee Charter; which may be viewed at www.mrv.com/investor. The Nomination and Governance Committee was originally established in September 2004. There was no Nomination and Governance Committee in place during 2003.

Nominees for the Board of Directors should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Nomination and Governance Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Nomination and Governance Committee considers, among other things, the qualifications of individual director candidates. The Nomination and Governance Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business and technology; educational and professional background; and personal accomplishment. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nomination and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Committee will consider stockholder recommendations for candidates for the Board. All stockholder nominating recommendations must be in writing, addressed to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 9131 I, Attention: Secretary (or if MRV’s corporate headquarters have changed, to MRV’s new corporate headquarters as publicly announced). Submissions must be made by certified mail or commercial courier service (Federal Express, for example). Hand delivered or emailed submissions will not be considered.

Any stockholder wishing to nominate an individual for election to the Board must ensure that MRV receives it, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of the annual meeting of stockholders for the current year is more than 30 days from the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of MRV’s proxy statement for the annual meeting of stockholders for the current year.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

The nomination must contain the following information about the nominee: name; age; business and residence addresses; principal occupation or employment; the number of shares of common stock held by the nominee, the time period for which such shares have been held and a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of MRV’s next annual meeting of stockholders; the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; a description of any relationships between the proposed nominee and the recommending stockholder; and to any of MRV’s competitors, customers, suppliers, or other persons with special interests regarding MRV; a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications set forth below to serve as a director; and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of MRV; a statement whether; in the view of the recommending stockholder; the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of MRV; and a signed consent of the nominee to be interviewed and to serve as a director of MRV, if elected. Minimum qualifications for serving on the Board include integrity, absence of conflicts of interest, ability to provide fair and equal representation of all stockholders; demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; management or policy-making experience (which may be as an advisor or consultant), demonstrated ability to function effectively in an oversight role through management or policy-making experience that evidences an ability to function effectively in an oversight role; a general appreciation regarding major issues facing public companies of a size and operational scope similar to MRV, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance; and the ability to devote the time and effort necessary to fulfill his or her responsibilities, in the context of the perceived needs of the Board at that time.

Executive Committee: The Executive Committee consists of Mr. Lotan and Dr. Margalit. The Executive Committee did not meet as a committee during 2003. The primary responsibility of the Executive Committee is to take any action that the Board is authorized to act upon, with the exception of the issuance of stock the sale of all or substantially all of MRV’s assets and other significant corporate transactions.

Director Compensation. Outside directors, i.e., directors who are not employees of MRV, receive cash compensation of $800 per month and $500 for each Board of Directors’ meeting attended, while serving as Directors. In June 2003, MRV granted to each outside director options to purchase 24,000 shares of its common stock at exercise prices ranging from $1.94 per share to $2.75 per share. In June and December 2003, MRV granted to Dr. Shildovsky additional options to purchase 12,000 shares of its common stock at $1.94 per share and 10,000 shares of its common stock at $3.35 per share, respectively. In December 2003, MRV granted to Dr. Jaensch additional options to purchase 10,000 shares of its common stock at $3.35 per share. In March 2004, MRV granted to each outside director options to purchase 8,000 shares of its common stock at $2.80 per share. In July 2004, MRV granted to each outsider director options to purchase 22,000 shares of its common stock at $3.02 per share.

Ownership of Securities

The following table sets forth information known to MRV with respect to beneficial ownership of MRV common stock as of October 29, 2004 for (i) each director and nominee, (ii) MRV’s Chief Executive Officer and each of the Named Executive Officers listed in the table under “EXECUTIVE OFFICERS AND RELATED INFORMATION” below and (iii) all executive officers and directors as a group. The table below indicates the number of shares owned by each person known to MRV to be the beneficial owner of 5% or more of the outstanding shares of MRV’s common stock.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of October 29, 2004 includes shares of common stock that such person or group had the right to acquire on or within 60 days after October 29, 2004, including, but not limited to, upon the exercise of options. References to options in the footnotes of the table below include only options to purchase shares that were exercisable on or within 60 days after October 29, 2004. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 105,471,625 shares of common stock outstanding on October 29, 2004 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after October 29, 2004.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

	Beneficial Ownership of Common Stock(1)
	Number of Shares		%
Deutsche Bank, AG London Branch 31 West 52nd Street, New York, NY 10019	9,913,794	(2)	8.7%
Wellington Management Company, LLP (3) 75 State Street, Boston, MA 02109	7,566,086		6.8%
Noam Lotan	1,509,024	(4)	1.5%
Shlomo Margalit	3,245,660		3.0%
Shay Gonen	136,900	(5)	*
Near Margalit	95,000	(6)	*
Igal Shidlovsky	200,150	(7)	*
Guenter Jaensch	104,250	(6)	*
Daniel Tsui	104,250	(6)	*
Baruch Fischer	104,250	(6)	*
All Executive Officers and Directors as a group	5,522,084	(8)	5.0%

* Less than 1%

(1)	Unless otherwise indicated below, each person has sole voting and investment power with respect to the shares listed. Unless otherwise indicated in the table above, the address of each person is c/o MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 9131 1.

(2)	Consists of shares issuable upon conversion of MRV’s $23.0 million principle amount of five-year 5% convertible notes due June 2008 that MRV sold in June 2003.The notes are convertible at any time prior to maturity into MRV’s common stock at a conversion price of $2.32 per share.

(3)	As reported in Schedule 13G/A filed on February 12, 2004 by Wellington Management Company, LLP (“WMC”), WMC reported that these securities are owned by various individual and institutional investors which WMC serves as investment advisor with power to direct investments and/or sole power to vote the securities.

(4)	Includes 64,800 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2004.

(5)	Includes 134,750 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2004.

(6)	Consists of shares issuable pursuant to stock options exercisable within 60 days of October 29, 2004.

(7)	Includes 195,850 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2004.

(8)	Includes 803,150 shares issuable pursuant to stock options exercisable within 60 days of October 29, 2004.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and 10% or greater stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

We believe, based solely on a review of the copies of such reports furnished to the Company, that each report required of the Company’s executive officers, directors and 10% or greater stockholders was duly and timely filed during the year ended December 31, 2003.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Equity Compensation Plan Information

     The table below sets forth information with respect to shares of common stock that may be issued under our stock option and warrant plans as of December 31, 2003.

			Number of Securities Remaining
	Number of Securities to	Weighted Average	Available for Future Issuance
	be Issued Upon Exercise	Exercise Price of	Under Equity Compensation
	of Outstanding Options	Outstanding Options	Plans (excluding securities
Plan Category	and Warrants	and Warrants	reflected in column (a))
	(a)	(b)	(c)
Stock option and warrant plans approved by security holders (1)	3,027,575	$4.11	963,533
Stock option and warrant plans not approved by security holders (2)	7,000,996	$3.97	5,277,235

	10,028,571	$4.02	6,240,768

(1)	Includes the:

•	1992 Stock Option Plan (no securities available for future issuance); and

•	1997 Incentive and Nonstatutory Stock Option Plan.

(2)	Includes the:

•	Non-Director and Non-Executive Officer Consolidated Long-Term Stock Incentive Plan;

•	1998 Nonstatutory Stock Option Plan (no securities available for future issuance);

•	2001 MRV Communications, Inc. Stock Option Plan for Employees of Appointech, Inc. (no securities available for future issuance);

•	2000 MRV Communications, Inc. Stock Option Plan for Employees of AstroTerra Corporation (no securities available for future issuance);

•	Stock option agreement effective July 12, 2000 between MRV and Eric I. Blancho (no securities available for future issuance);

•	German Employee Warrant Program (no securities available for future issuance);

•	Stock option agreement dated March I, 2002 between MRV and Candy Glazer (no securities available for future issuance);

•	MRV Communications, Inc. 2002 International Stock Option Plan (no securities available for future issuance);

•	Warrants provided to Nathan Shilo as trustee for employees and designated consultants of NBase Communications, Ltd. exercisable on July 19, 1996, July 13, 1997, July 13, 1998, January 2, 1998, July 13, 1998 and January 4, 1999 (no securities available for future issuance).

•	Italian Employees Warrant Program (no securities available for future issuance);

•	Stock option issued and outstanding on the effective date of the merger of Luminent under the Luminent Amended and Restated 2000 Stock Option Plan that were assumed by MRV and are exercisable for 0.43 shares of Common Stock for each share of Luminent held under the relevant option (no securities available for future issuance);

•	MRV Communications, Inc. 2002 Nonstatutory Stock Option Plan for Employees of Luminent, Inc. (no securities available for future issuance);

•	2000 MRV Communications, Inc. Stock Option Plan for Employees of Optronics International Corp. (no securities available for future issuance); and

•	Swedish Employees Warrant Program (no securities available for future issuance).

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Executive Officers and Related Information

	Age as of
Name	October 29, 2004	Position
Noam Lotan	52	President and Chief Executive Officer
Shlomo Margalit	63	Chairman, ChiefTechnical Officer and Secretary
Shay Gonen	39	Chief Financial Officer
Near Margalit	32	Chief Executive Officer, LuminentOIC, Inc.

Shay Gonen became Chief Financial Officer in September 2001. Since September 1996, Mr. Gonen has served in various executive capacities for certain MRV subsidiaries, including as Vice President of Finance, Chief Financial Officer and Secretary of Optical Access, Inc. from September 2000; as General Manager of European Activity for NBase-Xyplex from January 1999 to September 2000; as Chief Operating Officer of NBase-Xyplex from September 1996 to December 1998. Mr. Gonen served as VicePresident of Operations and Finance for Silver Arrow, L.P. from April 1994 to September 1996. Mr. Gonen holds a B.S. degree in industrial engineering from the Technion and an M.B.A. degree from Bar-llan University in Tel Aviv.

Near Margalit re-joined MRV in May 2002 as Vice President of Marketing and Business Development. From 1998 until re-joining MRV, Dr. Margalit was founder, Chairman and Chief Technology Officer for Zaffire, Inc., a DWDM Metro Platform company, which was acquired by Centerpoint in October 2001. At Zaffire, Dr. Margalit was responsible for product vision and architecture of integrating DWDM and SONET technology. Prior to founding Zaffire, Dr. Margalit was employed by MRV, both in the optical components and networking divisions. Dr Margalit holds a B.S. in applied physics from Caltech and a Ph.D. in opto-electronics from the University of California, Santa Barbara. In February 2003, Dr. Margalit was appointed Chief Executive Officer of Luminent, Inc., since renamed LuminentOIC, Inc.

All personnel described above are employed on at-will basis, except Noam Lotan and Shlomo Margalit whose employment is governed by employment agreements that are described below in “Agreements With Certain Executive Officers.” Except for Dr. Near Margalit, who is the son of Dr. Shlomo Margalit, none of the Directors of MRV are related by blood, marriage or adoption to any of MRV’s Directors or executive officers. The Board of Directors elects officers annually and those elected serve at the discretion of the Board.

Executive Compensation

The following table shows information regarding the total compensation paid to the Chief Executive Officer and each of its other executive officers whose total annual compensation exceeds $100,000 (collectively, the “Named Executive Officers”) for services rendered to MRV in all capacities during each of the past three fiscal years:

Summary Compensation Table

		Annual Compensation				Long-Term
						Stock Options	All Other
	Year	Salary		Bonus		Awarded (#)	Compensation
Noam Lotan	2003		$150,000		$—	20,000	$—
President and Chief Executive Officer	2002		$150,000		$—	112,000	$—
	2001		$100,000		$—	98,000	$—

Shlomo Margalit	2003		$110,000		$—		$—
Chairman of the Board, ChiefTechnical Officer	2002		$110,000		$—		$—
and Secretary	2001		$110,000		$—		$—

Shay Gonen	2003		$155,000		$25,000	50,000	$—
Chief Financial Officer	2002		$146,346		$18,000	64,500	$—
	2001		$128,955		$—	100,000	$—

Near Margalit	2003		$160,000		$—	20,000	$—
Chief Executive Officer,	2002		$113,847		$15,000	190,000	$—
LuminentOIC, Inc.	2001	$	N/A	$	N/A	N/A	N/A

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Option Grants In Last Fiscal Year

This table gives information about stock options granted during 2003 to the Named Executive Officers, including potential realizable values.The actual amount realized upon exercise of stock options will depend upon the amount by which the market price of common stock on the date of exercise is greater than the exercise price. If the market price of common stock does not increase above the exercise price at the time of exercise, realized value to the named executives from these options will be zero.

					Potential Realizable Value at
					Assumed Annual Rates of Stock
	Number of	Percentage of Total			Price Appreciation for Option Term
	Securities	Options Granted	Exercise
	Underlying Options	to Employees in	Price
Name	Granted	2003	($/Sh)	Expiration Date	5%(1)	10%(1)
Noam Lotan	20,000	0.8%	$3.35	12/29/2013	$36,939	$90,982
Shlomo Margalit	—	—	$—	N/A	$—	$—
Shay Gonen	30,000	1.2%	$1.38	5/5/2013	$22,825	$56,219
	20,000	0.8%	$3.35	12/29/2013	$36,939	$90,982
Near Margalit	20,000	0.8%	$3.35	12/29/2013	$36,939	$90,982

(1)	The dollar amounts under these columns are the result of calculations assuming the price of MRV’s common stock on the date of the grant of the option increases at the hypothetical 5% and 10% rates set by the SEC for the term of the option. Neither the amounts reflected nor the rates applied are intended to forecast possible future appreciation, if any, of the Company’s stock price.

Fiscal Year End Option Values

No options were exercised by any of the Named Executive Officers during 2003. The following table provides certain information concerning MRV stock options held by the Named Executive Officers at December 3 1, 2003.

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options		In-The-Money Options
	at December 31, 2003		at December 31, 2002(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Noam Lotan	42,200	187,800	$42,230	$316,010
Shlomo Margalit	—	—	—	—
Shay Gonen	86,625	158,375	$119,946	$271,986
Near Margalit	47,500	162,500	$126,350	$387,250

(1)	Based on the difference between the closing price of MRV common stock on December 31, 2003 and the exercise price.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Agreements With Certain Executive Officers

In March 1992, MRV entered into three-year employment agreements with Mr. Lotan and Dr. Margalit. Upon expiration, these agreements automatically renew for one-year terms unless either party terminates them by giving the other three months’ notice of non-renewal prior to the expiration of the current term. Pursuant to the agreements, Mr. Lotan serves as President, Chief Executive Officer and a Director of MRV and Dr. Margalit serves as Chairman of the Board of Directors, Chief Technical Officer and Secretary. Mr. Lotan and Dr. Margalit receive base annual salaries of $ 150,000 and $ I 10,000, respectively and each is entitled to receive a bonus determined and payable at the discretion of the Board of Directors upon the recommendation of the Compensation Committee of the Board. Recommendations with respect to bonus levels are based on achievement of specified goals, such as new product introductions, profitability levels, revenue goals, market expansion and other criteria as established by the Compensation Committee.

Each officer also receives employee benefits, such as vacation, sick pay and insurance, in accordance with MRV’s policies, which are applicable to all employees. MRV has obtained and is the beneficiary of, key man life insurance policies in the amount of $1,000,000 on the lives of each of Dr. Margalit and Mr. Lotan. All benefits under these policies will be payable to MRV upon the death of an insured.

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Performance Graph

The chart below compares the five-year cumulative total return, assuming the reinvestment of dividends, on MRV’s common stock with that of the Nasdaq Stock Market – U.S. Companies Index, the S&P Small Cap Information Technology index and the RDG Technology Composite Index. This graph assumes $100 was invested on December 31, 1998, in each of MRV common stock, the U.S. companies in the Nasdaq Stock Market index, the companies in the S&P Small Cap Information Technology index and the companies in the RDG Technology Composite Index. Prior to 2004, MRV used the RDG Technology Composite in the Performance Graph appearing in its proxy statements. Beginning in 2004, MRV has added the S&P Small Cap Information Technology Index and plans to use that Index in the future instead of the RDG Technology Composite Index as MRV management believes that the S&P Small Cap Information Technology Index is a more familiar Index for its stockholders and more readily obtainable.

Note: MRV management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG MRV COMMUNICATIONS, INC., THE NASDAQ STOCK MARKET – U.S. COMPANIES INDEX,
THE S&P SMALL CAP INFORMATION TECHNOLOGY INDEX
AND THE RDG TECHNOLOGY COMPOSITE INDEX

	Cumulative Total Return
	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
MRV Communications	$100.00	$1,016.15	$432.32	$137.05	$34.59	$121.53
Nasdaq Stock Market (US Companies)	$100.00	$185.43	$111.83	$88.71	$61.33	$91.70
S&P Small Cap Information Technology	$100.00	$65.10	$102.47	$106.60	$149.76	$88.44
RDG Technology Composite	$100.00	$196.94	$127.60	$93.86	$58.65	$89.53

MRV Communications, Inc. Annual Report 2003

Report of the Compensation Committee

The Compensation Committee (the “Committee”) has been formed to set and administer the policies governing MRV’s compensation programs, including stock option plans. The Committee receives and evaluates information regarding compensation practices for comparable businesses in similar industries and considers this information in determining base salaries, bonuses and stock-based compensation. The Committee is authorized to engage or employ such outside professional consultants or other services as in its discretion may be required to fulfill its responsibilities. The Committee also discusses and considers executive compensation matters and makes decisions thereon.

MRV’s compensation policies are structured to link the compensation of the chief executive officer and other executive officers to corporate performance. In March 1992, Mr. Lotan and Dr. Margalit entered into three-year employment agreements, which, upon expiration automatically renew for one-year terms unless either party terminates them by giving the other three months’ notice of non-renewal prior to the expiration of the current term. Mr. Lotan’s base compensation was revised in 2002. Through the establishment of compensation programs and employment agreements, MRV has attempted to align the financial interests of its executives with the results of MRV’s performance, which is designed to put MRV in a competitive position regarding executive compensation and to ensure corporate performance, which will then enhance stockholder value.

MRV’s executive compensation philosophy is to set base salaries by referring to those of comparable businesses and then to provide performance based variable compensation, such as bonuses, as determined by the Committee according to factors such as MRV’s earnings as well as value received by stockholders. This philosophy allows total compensation to fluctuate from year to year. As a result, the Named Executive Officers’ actual compensation levels in any particular year may be above or below those of MRV’s competitors, depending upon the evaluation of the compensation factors described above by the Committee.

The base compensation for 2001 for Mr. Lotan and for 2003, 2002 and 2001 for Dr. Margalit was determined in 1992, based upon employment agreements entered into by and between MRV and such executives.

Mr. Lotan’s base compensation was revised in 2002 based on a survey of executive compensation of comparable business and Mr. Lotan’s years of service with MRV. Mr. Lotan’s base compensation was not adjusted in 2003 and remained at the 2002 level because neither the Committee nor Mr. Lotan believed, based on MRV’s performance during 2003, that an adjustment was appropriate.

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to MRV and to the executives of various types of compensation. Some types of compensation and their deductibility depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee’s control, the Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal revenue Code of 1986, as amended. In doing so, the Committee may utilize alternatives (such deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

The Committee believes that its overall executive compensation program has been fair to the executives’ performance and to the stockholders.

2003 Compensation Committee of the Board of Directors

Igal Shidlovsky, Chairman

Guenter Jaensch

MRV Communications, Inc. Annual Report 2003

Proxy Statement

Report of the Audit Committee

The Audit Committee (the “Committee”) oversees MRV’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for MRV’s financial statements and the overall reporting process, including MRV’s system of financial controls. In fulfilling its oversight responsibilities during 2003, the Committee periodically:

•	reviewed the unaudited and audited financial statements with management and MRV’s independent auditors during 2003, Ernst & Young LLP;

•	discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and Ernst & Young;

•	reviewed MRV’s financial controls and financial reporting process; and

•	reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

The Committee also reviewed with Ernst & Young, who was responsible in 2003 for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality and not just the acceptability, of MRV’s accounting principles and such other matters as are required to be discussed with the Committee under accounting principles generally accepted in the United States. The Committee periodically met with Ernst & Young to discuss the results of their examinations, their evaluations of MRV’s internal controls and the overall quality of MRV’s financial reporting.

In addition, the Committee discussed with Ernst & Young their independence from management and MRV including the matters in the written disclosures required by the Independence Standards Board and discussed with Ernst & Young any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Committee also considered the compatibility of Ernst & Young’s non-audit services (principally tax advisory services) with the standards for auditors’ independence. The Committee discussed with Ernst & Young the overall scope and plans for their audit.

The Directors who serve on the Committee are all “independent” for purposes of the rules of the Nasdaq Stock Market. During 2003, the committee met four times, with all members of the committee during 2003 in attendance at each meeting.

In reliance on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee of the Board of Directors

Guenter Jaensch, Chairman

Igal Shidlovsky

Daniel Tsui

MRV Communications, Inc. Annual Report 2003

Ratification of Independent Auditors (Proposal No. 2)

General

The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as MRV’s independent auditors for the year ending December 31, 2004. Ratification of the independent auditor is not required by MRV’s Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in MRV’s and its stockholders’ best interests. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS MRV’S INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2004.

Ernst & Young LLP has audited MRV’s consolidated financial statements annually since 2002. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Principal Accountant Fees And Services

Ernst & Young LLP has audited MRV’s consolidated financial statements annually since 2002. The following is a summary of the fees billed to MRV by Ernst & Young LLP and Arthur Andersen LLP for professional services rendered for the years ended December 31, 2003 and 2002:

Fee Category	2003 Fees ($)	2002 Fees ($)
Audit Fees	628,000	643,000
Audit-Related Fees	24,000	5,000
Tax Fees	218,000	252,000
All Other Fees	—	—

Total Fees	870,000	900,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of MRV’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of MRV’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense and international tax planning.

All Other Fees. Consists of fees for products and services other than the services reported above.

Policy On Audit Committee Pre-Approval Of Audit And Permissible Non-Audit Services Of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit related services provided by the independent audits. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Other Matters

The management of MRV knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Stockholders Proposals

Stockholders are hereby notified that if they wish a proposal to be included in MRV’s Proxy Statement and form of proxy relating to the 2005 annual meeting of stockholders, they must deliver a written copy of their proposal no later than July 15, 2005. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”),

MRV Communications, Inc. Annual Report 2003

Proxy Statement

in order to be included in MRV’s proxy materials. Stockholders who wish to submit a proposal for consideration at MRV’s 2005 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in MRV’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, must deliver a written copy of their proposal no later than September 28, 2005. In either case, proposals should be delivered to MRV Communications, Inc., 20415 Nordhoff Street, Chatsworth, California 91311, Attention: Secretary. To avoid controversy and establish timely receipt by MRV, it is suggested that stockholders send their proposals by certified mail return receipt requested.

The information under the captions “Report of Compensation Committee,” “Report of Audit Committee,” “Performance Graph” and portions of MRV’s Annual Report on Form 10-K for the year ended December 31, 2002 are not “soliciting material,” are not deemed “filed” with the SEC, and are not incorporated by reference in any filing of MRV under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

By order of the Board of Directors

Shlomo Margalit
Secretary

Chatsworth, California
November 12, 2004

MRV Communications, Inc. Annual Report 2003

Appendix A

CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Approved September 24, 2004

I. Purpose

     The Audit Committee (the “Committee) the Board of Directors (“Board”) of MRV Communications, Inc. (the “Company”) is designated by and generally acts on behalf of the Board. The Board has established the governing principles of the Committee through the adoption of this Charter. The Committee’s purpose is to assist the Board in its oversight of:

     A. the integrity of the Company’s financial statements;

     B. the Company’s system of internal controls and disclosure controls;

     C. the Company’s compliance with legal and regulatory requirements;

     D. the accounting and financial reporting processes of the Company;

     E. the audits of the Company’s financial statements; and

     F. the appointment, compensation, retention and work of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence.

     The Committee will also prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

     Although the Committee has the powers and responsibilities set forth in this Chapter, the role of the Committee is oversight. The Committee’s direct reporting relationship is to the Board. The members of the Committee are not employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management’s representations, or to determine that the Company’s financial statements are complete and accurate, (“GAAP”) or fairly present the financial condition, results of operations, and cash flows of the Company. These are the responsibilities of management and the independent auditors. The Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that accepted auditing standards, or that the Company’s independent auditors are in fact “independent”.

II. Membership

     A. The Committee shall be composed of at least three (3) directors, each of whom must be “independent”, as defined by the relevant SEC and National Association of Securities Dealers (“NASD”) rules, and who have not participated in the preparation of the financial statements of the Company or any of its current subsidiaries during the past three years. Members of the Committee must satisfy the following independence requirements:

          1. No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of it’s subsidiaries, which means that he or she does not, either directly or indirectly as a partner, controlling stockholder or officer of another company, own or control more that 5% of the Company’s Common Stock; and

          2. No Committee member shall accept directly or indirectly any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director, for services as a member of the Audit Committee or any other Board committee, or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

     B. All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. At least one member shall be an “audit committee financial expert” as defined by the SEC and shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication. Notwithstanding any designation as an audit committee financial expert, each member of the Committee is expected to contribute significantly to the work of the Committee. Moreover, designation as an audit committee

MRV Communications, Inc. Annual Report 2003

Appendix A

financial expert will not increase the duties, obligations or liability of the designee as compared to the duties, obligations and liability imposed on the designee as a member of the Committee and of the Board.

     C. The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by a majority of the Board for one-year terms. As part of that process, the Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson and the Board shall determine whether each member of the Committee is independent and shall designate one member of the Committee as an “audit committee financial expert”. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed. No member of the Committee shall be removed except by majority vote of the independent directors of the full Board then in office.

     D. Generally, no member of the Committee may serve simultaneously on the audit committees of more than three (3) public companies without a specific Board determination that such simultaneous service will not impair the ability of such Committee member to serve on the Committee.

III. Meetings and Procedures

     A. The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than quarterly.

     B. The Committee shall meet with the independent auditors, the senior member of the Company’s internal audits department, and management in separate meetings, as often as it deems necessary and appropriate.The Committee will meet privately with the independent auditors at least annually.

     C. The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

     D. The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee attend any meeting to provide such information as the Committee requests.

     E. The Committee shall be governed by the same rules regarding meetings, actions without meetings, notice, waiver of notice, quorum and voting requirements that are applicable to the Board.

     F. The Committee may adopt its own rules of procedure, not inconsistent with the Bylaws of the Company and this Charter.

     G. The Committee shall report on a regular basis to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting so that the Board is kept informed of the Committee’s activities on a current basis.

     H. The Committee shall keep written minutes of its meetings, which minutes shall be delivered to the Secretary of the Company and maintained with the books and records of the Company.

     I. The Committee may delegate authority to one or more members of the Committee where appropriate, but such delegation shall not be permitted if the authority is required by law, regulations or listing standards to be exercised by the Committee as a whole.

     J. The Committee shall have the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of (i) compensation to any such counsel and other advisors engaged by the Committee, (ii) compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, and (iii) ordinary administrative expenses of the Committee necessary or appropriate in carrying out its duties. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

     K. The Committee is authorized to have full and unrestricted access to all personnel, records, operations, properties, and other information and resources of the Company and its subsidiaries as required to properly discharge its duties and responsibilities. The Committee has the authority to direct and supervise an investigation into any matter within the scope of its duties.

MRV Communications, Inc. Annual Report 2003

Appendix A

IV. Duties and Responsibilities

     A. Financial Reporting Process.

          1. The Committee shall review and discuss with management and the independent auditors the annual audited financial statements and the results of the independent auditor’s audit thereof, the quarterly financial statements and the results of the independent auditor’s review thereof and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” proposed for inclusion in the Company’s reports to be filed with the SEC. Following such review, the Committee shall recommend to the Board whether the financial statements should be included in the Company’s reports to be filed with the SEC.

          2. The Committee shall discuss with management and the independent auditors the Company’s earnings releases prior to their release, as well as the types of financial information and earnings guidance provided to analysts and rating agencies.

          3. The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as it may be revised or supplemented from time to time, including the selections and changes in significant accounting policies, critical accounting policies, areas requiring significant estimation and management judgment, and material weaknesses in internal controls.

          4. The Committee shall review and discuss with management and the independent auditors the adequacy of the Company’s internal controls, the adequacy of the company’s CEO and CFO financial report certification process, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.

          5. The Committee shall prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the SEC, as they may be amended from time to time.

          6. After each independent audit, the Committee shall review with management and the independent auditor the results of the audit, including any qualifications of the independent auditor’s opinion, any related management letter, any significant suggestions for improvements made by the independent auditor, and management’s responses to recommendations made by the independent auditor in connection with the audit.

     B. Risks and Control Environment.

          1. The Committee shall discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, including environmental risk assessment and risk management, cash management, foreign exchange risk assessment and management, investment risk assessment and management, as well as any other major financial risk exposures of the Company and the steps that management has taken to monitor and control such exposures.

          2. The Committee shall review and update periodically the Company’s Standards of Business Conduct, which is a written code of ethics applicable to the Company’s senior financial officers and other employees as required by the SEC and NASD rules, and shall gave the sole authority to grant a waiver of the application of the Company’s Standards of Business Conduct to a director or executive officer, any such waiver shall be promptly reported to the entire Board and the Company’s stockholders.

          3. The Committee shall meet periodically with the senior members of management and, where appropriate, the independent auditors, to review the Company’s policies and procedures regarding practices that may impact the financial statements, and to review the Company’s compliance with applicable laws, regulations and the Company’s Standards of Business Conduct.

          4. The Committee shall oversee the Company’s disclosure controls and procedures, including applicable internal controls and procedures for financial reporting and internal controls relating to the authorization of transactions and the safeguarding and control of assets and shall consider the impact on the Company of any significant deficiencies in the design or operation of internal controls and procedures for financial reporting or material weaknesses therein and any fraud involving management or other employees that is reported to the Committee and shall oversee appropriate corrective actions.

     C. Independent auditors.

          1. The Committee shall be directly responsible for the appointment, compensation, retention, and oversight of work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors shall report directly to the Committee.The Company shall provide for appropriate funding, as determined by the Committee, to compensate the independent auditors.

MRV Communications, Inc. Annual Report 2003

Appendix A

          2. The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. The Committee may establish policies and procedures for the approval of audit and lawfully permitted non-audit services, including the ability to delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit service, which such member shall report the pre-approval to the full Committee at its next meeting.

          3. Prior to each audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of rotation requirements and other independence rules on the staffing.

          4. The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (i) the auditing firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or Public Company Accounting Oversight Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues; and (iii) in order to assess the firm’s independence, all relationships between the firm and the Company.

          5. The Committee shall review and consider any reports prepared by the independent auditors and provided to the Committee relating to (i) critical accounting policies and practices, (ii) alternative disclosures and treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (iii) any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

          6. The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the auditor’s activities or on access to requested information, and management’s response to same. The Committee shall discuss with the independent auditors any accounting adjustments that were noted or proposed by the independent auditor but were not made. In addition, the Committee shall discuss with the independent auditors any other matters required to be brought to its attention under generally accepted auditing standards, and shall resolve any significant disagreements between the independent auditors and management.

          7. After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and independence, including considering whether the independent auditors’ quality controls are adequate. This evaluation also shall include the review and evaluation of the lead partner of the independent auditors, including whether or not such lead partner has performed audit services for the Company in each of the Company’s five previous fiscal years. In making its evaluation, the Committee shall take into account applicable legal and listing requirements as well as the opinions of management and the senior member of the Company’s internal audit department. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

          8. The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors. Specifically, the Company shall not hire as its Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer, or any person serving in an equivalent position any partner, employee, or former employee of the Company’s independent auditors who participated in any capacity in an audit of the Company during the one year period preceding the date of initiation of the then-current audit.

     D. Internal Audit Function.

          1. The Committee shall oversee the activities, organization structure, and qualifications of the internal audit department.

          2. The Committee shall review and approve the appointment and replacement of the senior member of the Company’s internal audit department.

          3. The Committee shall review and approve the annual internal audit plan of, and any special projects undertaken by, the internal audit department, and shall discuss the internal audit department’s plan, operations and budget with the Company’s independent auditors.

          4. The Committee shall discuss with the internal audit department any changes to, and the implementation of, the internal audit plan and any special projects and discuss with the internal audit department the results of the internal audits and special projects.

          5. The Committee shall review any significant reports to managements prepared by internal audit department and management’s responses.

MRV Communications, Inc. Annual Report 2003

Appendix A

     E. Evaluation and Reports

          1. The Committee shall annually review and assess the performance of the Committee and deliver a report to the Board setting forth results of its evaluation. In conducting this review, the Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness, and quality of the information and recommendations presented to the Committee, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

          2. The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, and the effectiveness of the Company’s disclosure controls and procedures.

     F. Complaints.

          1. The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

          2. The Committee, acting as the Qualified Legal Compliance Committee, shall receive, review and take appropriate action with respect to any report made or referred to it by an attorney for the Company of evidence of a material violation of federal or state securities law or a material breach of a fiduciary duty under federal or state law, or a similar material violation of state or federal law by the Company or any of its officers, directors, employees or agents.

          3. Upon receipt of such a report, the Committee shall have the duty and responsibility:

            a. to inform the Company’s chief legal officer and chief executive officer of such report, unless such notification would be futile;

            b. to determine whether an investigation is necessary regarding such report and, if it determines an investigation is necessary or appropriate, to notify the Board and to initiate an investigation, which may be conducted by either the chief legal officer or by outside attorneys; and retain such additional expert personnel as the Committee deems necessary in connection with such investigation;

            c. at the conclusion of any such investigation, to recommend that the Company implement an appropriate response to evidence of a material violation, and inform the chief legal officer, the chief executive officer and the Board of the results of any such investigation and the appropriate remedial measures to be adopted; and

            d. to take all other appropriate action, including the authority to notify the SEC in the event that the Company fails in any material respect to implement an appropriate response that the Committee has recommended.

     G. Other Matters.

          1. The Committee shall review and approve all related party transactions.

          2. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for its approval.

          3. The Committee shall maintain free and open communication with the Board, management, the internal auditor, and the independent auditors.

          4. The Committee shall review at least annually the status of significant tax matters affecting the Company and its subsidiaries.

          5. The Committee shall perform any other activities required by applicable law, rules or regulations, including the rules of the SEC and any stock exchange or market on which the Company’s securities may be listed from time to time, and perform such other activities that are consistent with this Charter, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws, and governing law, as the Committee or the Board may deem necessary or appropriate.

MRV Communications, Inc. Annual Report 2003

Market for the Registrant’s Common Equity and Related Stockholder Matters

Market for the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

Our common stock is traded on the Nasdaq National Market under the symbol “MRVC.” The following table sets forth, for the periods indicated, the high and low closing prices of our common stock, as reported on the Nasdaq National Market, giving effect to all stock splits through the date hereof.

	High	Low
Fiscal Year Ended December 31, 2003
First Quarter	$1.48	$1.02
Second Quarter	$2.62	$1.11
Third Quarter	$3.40	$1.82
Fourth Quarter	$4.05	$2.95
Fiscal Year Ended December 31, 2002
First Quarter	$5.08	$2.51
Second Quarter	$2.89	$1.03
Third Quarter	$1.75	$0.81
Fourth Quarter	$1.78	$0.65

As of February 15, 2004, we had approximately 3,207 common stockholders of record.

Dividends

The payment of dividends on our common stock is within the discretion of our board of directors. Currently, we intend to retain earnings to finance the growth of our business. We have not paid cash dividends on our common stock and the board of directors does not expect to declare cash dividends on the common stock in the foreseeable future.

Securities Authorized Under Equity Compensation Plans

Information regarding securities authorized for issuance under equity compensation plans, as required pursuant to Rule 201(d) of Regulation S-K, is included in Item 12 – Equity Compensation Plan Information included elsewhere in this Annual Report on Form 10-K.

MRV Communication, Inc. Annual Report 2003

30

Selected Financial Data

Selected Financial Data

The following selected Statements of Operations data for each of the three years in the period ended December 31, 2003 and the Balance Sheet data as of December 31, 2003 and 2002 are derived from our audited Financial Statements included elsewhere herein. The selected Statements of Operations data for each of the two years in the period ended December 31, 2000 and the Balance Sheet data as of December 31, 2001, 2000 and 1999 were derived from our audited Financial Statements, which are not included in this Form 10-K. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Form 10-K.

Year Ended December 31,	2003	2002	2001	2000	1999
Statements of Operations Data:
Revenue	$238,983	$252,532	$332,844	$319,394	$288,524
Cost of goods sold	164,893	169,566	267,389	203,371	197,442

Gross profit	74,090	82,966	65,455	116,023	91,082
Operating costs and expenses:
Product development and engineering	30,972	49,358	94,813	74,078	35,319
Selling, general and administrative	62,868	90,047	150,674	124,700	67,859
Amortization of intangibles	33	140	126,484	66,814	3,898
Impairment of goodwill and other intangibles	356	72,697	—	—	—
Impairment of long-lived assets	—	17,038	—	—	—
Restructuring costs	—	—	14,111	—	—

Total operating costs and expenses	94,229	229,280	386,082	265,592	107,076

Operating loss	(20,139)	(146,314)	(320,627)	(149,569)	(15,994)
Other income (expense), net	(6,380)	(23,465)	(22,777)	(9,578)	322

Loss before minority interest, provision (benefit) for taxes, extraordinary gain and cumulative effect of an accounting change	(26,519)	(169,779)	(343,404)	(159,147)	(15,672)
Minority interest	58	230	(11,577)	(796)	(610)
Provision (benefit) for taxes	2,361	13,395	4,475	(5,398)	(2,153)

Loss before extraordinary gain and cumulative effect of an accounting change	(28,938)	(183,404)	(336,302)	(152,953)	(12,909)
Extraordinary gain, net of tax	1,950	—	9,949	—	—
Cumulative effect of an accounting change	—	(296,355)	—	—	—

Net loss	$(26,988)	$(479,759)	$(326,353)	$(152,953)	$(12,909)

Basic and diluted loss per share	$(0.26)	$(5.25)	$(4.27)	$(2.33)	$(0.24)
Basic and diluted weighted average shares outstanding	102,022	91,421	76,369	65,669	53,920

Year Ended December 31,	2003	2002	2001	2000	1999
Balance Sheet Data:
Cash and cash equivalents	$88,706	$100,618	$164,676	$210,080	$34,330
Working capital	108,051	91,188	175,368	366,752	106,425
Total assets	254,763	284,803	864,495	1,097,621	314,533
Total long-term liabilities	27,415	4,056	102,254	154,504	94,409
Stockholders’ equity	140,128	154,476	584,676	781,555	166,815

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with Consolidated Condensed Financial Statements and Notes thereto included elsewhere in this Form 10-K. In addition to historical information, the discussion in this Form 10-K contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors, including but not limited to, those set forth in the following and elsewhere in this Form 10-K. We assume no obligation to update any of the forward-looking statements after the date of this Form 10-K.

Overview

We design, manufacture, sell, distribute, integrate and support network infrastructure equipment and services, and optical components. We conduct our business along three principal segments: the networking group, the optical components group and development stage enterprise group. Our networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, network physical infrastructure equipment and remote device management equipment as well as specialized networking products for defense and aerospace applications. Our optical components group designs, manufactures and sell optical communications components, primarily through our wholly owned subsidiary Luminent, Inc. These components include fiber optic transceivers, discrete lasers and laser emitting diodes, or LEDs, as well as components for Fiber-to-the-Premises, or FTTP, applications. Our development stage enterprise group seeks to develop new optical components, subsystems and networks and other products for the infrastructure of the Internet.

We market and sell our products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. We have operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as our products. We believe such specialization enhances access to customers and allows us to penetrate targeted vertical and regional markets.

We were organized in July 1988 as MRV Technologies, Inc., a California corporation and reincorporated in Delaware in April 1992, at which time we changed our name to MRV Communications, Inc.

We generally recognize product revenue, net of sales discounts and allowances, when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered probable. Products are generally shipped “FOB shipping point” with no right of return. Sales of services and system support are deferred and recognized ratably over the contract period. Sales with contingencies, such as right of return, rotation rights, conditional acceptance provisions and price protection are rare and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. We generally warrant our products against defects in materials and workmanship for one year. The estimated costs of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience. Gross profit is equal to our revenues less our cost of goods sold. Our cost of goods sold includes materials, direct labor and overhead. Cost of inventory is determined by the first-in, first-out method. Our operating costs and expenses generally consist of product development and engineering costs, or R&D, selling, general and administrative costs, or SG&A, and other operating related costs and expenses.

Unfavorable economic conditions and reduced capital spending in the telecommunications industry detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States, during 2001, 2002 and 2003 and may affect them for 2004 and thereafter. As a result of these factors, our revenues have declined and we reported net losses during each these years. Revenues for the years ended December 31, 2003, 2002 and 2001 were $239.0 million, $252.5 million and $332.8 million, respectively. We reported a net loss of $27.0 million, $479.8 million and $326.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. A significant portion of the loss for the years ended December 31, 2002 and 2001, was due to charges for impairment of goodwill and other intangibles recorded in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, “Accounting for Goodwill and Other Intangible Assets,” amortization of goodwill and other intangibles and deferred stock expense related to our acquisitions in 2000 and the employment arrangements that we entered into with Luminent’s former Chief Executive Officer and its former Chief Financial Officer in 2000. Effective January 1, 2002, we adopted SFAS No. 142, and we no longer amortize goodwill and intangibles with indefinite lives, but instead measure goodwill and intangibles for impairment at least annually, or when events indicate that impairment exists. We will continue to amortize intangible assets that we determine have definite lives over their useful lives. As required by SFAS No. 142, we performed the transitional impairment test on goodwill and other intangibles, which consisted of patents and assembled work forces. As a result of the transitional impairment test, we recorded a $296.4 million cumulative effect of an accounting change in 2002. During the fourth quarter of 2003, we conducted our annual impairment review, which resulted in no additional impairment. Our business may continue to suffer from adverse economic conditions worldwide that have contributed to a technology industry slowdown and was a principal factor for our decline in revenues and our net losses during the last three years. Our operating results for future periods are subject to numerous uncertainties, and we may not be able to achieve and maintain profitability in the near future.

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32

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We divide and operate our business based on three segments: the networking group, the optical components group and development stage enterprise group. We evaluate segment performance based on the revenues and the operating expenses of each segment. We do not track segment data or evaluate segment performance on additional financial information. As such, there are no separately identifiable segment assets nor are there any separately identifiable Statements of Operations data below operating income (expense). The networking and optical components groups account for virtually all of our overall revenue. The development stage enterprise group seeks to develop new optical components, subsystems and networks and other products for the infrastructure of the Internet.

Our business involves reliance on foreign-based entities. Several of our divisions, outside subcontractors and suppliers are located in foreign countries, including Argentina, China, Denmark, Finland, France, Germany, Israel, Italy, Japan, Korea, the Netherlands, Norway, Russia, Singapore, South Africa, Switzerland, Sweden, Taiwan and the United Kingdom. For the years ended December 31, 2003, 2002 and 2001, foreign revenues constituted 78%, 74% and 67%, respectively, of our revenues. The vast majority of our foreign sales are to customers located in the European region. The remaining foreign sales are primarily to customers in the Asia Pacific region.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. Because of the uncertainty inherent in these matters, actual results could differ from the estimates we use in applying the critical accounting policies. Certain of these critical accounting policies affect working capital account balances, including the policies for revenue recognition, allowance for doubtful accounts, inventory reserves and income taxes. These policies require that we make estimates in the preparation of our financial statements as of a given date. However, since our business cycle is relatively short, actual results related to these estimates are generally known within the six-month period following the financial statement date. Thus, these policies generally affect only the timing of reported amounts across two to three quarters.

Within the context of these critical accounting policies, we are not currently aware of any reasonably likely events or circumstances that would result in materially different amounts being reported.

Revenue Recognition. We generally recognize product revenue, net of sales discounts and allowances, when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is considered probable. Products are generally shipped “FOB shipping point” with no right of return. Sales of services and system support are deferred and recognized ratably over the contract period. Sales with contingencies, such as right of return, rotation rights, conditional acceptance provisions and price protection are rare and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. We generally warrant our products against defects in materials and workmanship for one year. The estimated costs of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience. Our major revenue-generating products consist of: passive and active optical components; switches and routers; remote device management products; and network physical infrastructure equipment.

Allowance for Doubtful Accounts. We make ongoing estimates relating to the collectability of our accounts receivable and maintain a reserve for estimated losses resulting from the inability of our customers to meet their financial obligations to us. In determining the amount of the reserve, we consider our historical level of credit losses and make judgments about the creditworthiness of significant customers based on ongoing credit evaluations. Since we cannot predict future changes in the financial stability of our customers, actual future losses from uncollectable accounts may differ from our estimates. If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, a larger reserve may be required. In the event we determined that a smaller or larger reserve was appropriate, we would record a credit or a charge to selling and administrative expense in the period in which we made such a determination.

Inventory Reserves. We also make ongoing estimates relating to the market value of inventories, based upon our assumptions about future demand and market conditions. If we estimate that the net realizable value of our inventory is less than the cost of the inventory recorded on our books, we record a reserve equal to the difference between the cost of the inventory and the estimated net realizable market value. This reserve is recorded as a charge to cost of goods sold. If changes in market conditions result in reductions in the estimated market value of our inventory below our previous estimate, we would increase our reserve in the period in which we made such a determination and record a charge to cost of goods sold.

Goodwill and Other Intangibles. We adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. In accordance with SFAS No. 142, we no longer amortize goodwill and intangible assets with indefinite lives, but instead measure these assets for impairment at least annually, or when events indicate that impairment exists. We continue to amortize intangible assets that have definite lives over their useful lives.

Income Taxes. As part of the process of preparing our financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in

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33

Management’s Discussion and Analysis of Financial Condition and Results of Operations

deferred tax assets and liabilities, which are included in our Balance Sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the Statements of Operations.

Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. Management continually evaluates our deferred tax asset as to whether it is likely that the deferred tax assets will be realized. If management ever determined that our deferred tax asset was not likely to be realized, a write-down of that asset would be required and would be reflected in the provision for taxes in the accompanying period.

Restructuring costs

From November 9, 2000 through December 28, 2001, we owned approximately 92% of Luminent and approximately 8% of Luminent’s shares were publicly traded. During the second quarter of 2001, Luminent’s management approved and implemented a restructuring plan in order to adjust operations and administration as a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular. Major actions primarily involved the reduction of workforce, the abandonment of certain assets and the cancellation and termination of purchase commitments. We expect these actions to realign the business based on current and near-term growth rates. We expect that all action stemming from the restructuring plan to be completed by the end of 2004.

Employee severance costs and related benefits of $1.3 million are related to approximately 750 layoffs through December 31, 2003, bringing Luminent’s total workforce to approximately 450 employees as of December 31, 2003. Affected employees came from all divisions and areas of Luminent. The majority of affected employees were in the manufacturing group.

A summary of the restructuring costs and the remaining liability through and as of December 31, 2003 is as follows (in thousands):

		Closed and		Employee
	Asset	Abandoned	Purchase	Severance
	Impairments	Facilities	Commitments	Costs	Total
Original provision	$10,441	$2,405	$6,173	$1,281	$20,300
Utilized	(10,441)	(615)	(1,987)	(847)	(13,890)
Adjustments	—	—	(1,474)	(434)	(1,908)

Balance, December 31, 2002	—	1,790	2,712	—	4,502
Utilized	—	(1,854)	(1,092)	—	(2,946)
Adjustments	—	874	(1,305)	—	(431)

Balance, December 31, 2003	$—	$810	$315	$—	$1,125

Through December 31, 2003, we reduced $5.9 million in purchase commitments related to future liabilities based on our current negotiations with vendors, which resulted in the reversal of $1.3 million and $1.5 million in cost of goods sold for the years ended December 31, 2003 and 2002, respectively, and our fulfillment of purchase commitments for inventory and equipment that we previously reserved. The adjustments relating to closed and abandoned facilities that amounted to $874,000 in 2003 resulting from changes in our estimates of our continuing obligation. We did not reverse any amounts in cost of goods sold for the year ended December 31, 2001.

Market Conditions and Current Outlook

Macroeconomic factors, such as an economic slowdown in the U.S. and abroad, have detrimentally impacted demand for optical components and network infrastructure products and services. The unfavorable economic conditions and reduced capital spending has detrimentally affected sales to service providers, network equipment companies, e-commerce and Internet businesses, and the manufacturing industry in the United States during 2001 to date, and may continue to affect them for the remainder of 2004 and thereafter.

Reclassifications

Our Quarterly Financial Data is presented in Note 16, to our Notes to Financial Statements included elsewhere in this Form 10-K. The results of the fourth quarter of 2003 reflect certain reclassifications affecting revenues, cost of goods sold, accounts receivable and accounts payable relating to a transaction involving one of our European offices. These reclassifications were discovered after our press release and conference call discussing our fourth quarter financial results that occurred on February 5, 2004, have had no effect on the gross profit or net loss we announced for the quarter or year ended December 31, 2003 and have been recorded in our audited financial statements contained elsewhere in this Form 10-K.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

     Results of Operations

     The following table sets forth, for the periods indicated, our statements of operations data expressed as a percentage of revenues.

Year Ended December 31,	2003	2002	2001
Revenue	100%	100%	100%
Cost of goods sold	69	67	80
Gross profit	31	33	20
Operating costs and expenses:
Product development and engineering	13	20	28
Selling, general and administrative	26	36	45
Amortization of intangibles	—	—	38
Impairment of goodwill and other intangibles	—	29	—
Impairment of long-lived assets	—	7	—
Restructuring costs	—	—	4
Total operating costs and expenses	39	91	116
Operating loss	(8)	(58)	(96)
Other expense, net	3	9	7
Loss before minority interest, provision for taxes, extraordinary gain and cumulative effect of an accounting change	(11)	(67)	(103)
Minority interest	—	—	(3)
Provision for taxes	1	5	1
Loss before extraordinary gain and cumulative effect of an accounting change	(12)	(73)	(101)
Extraordinary gain, net of tax	1	—	3
Cumulative effect of an accounting change	—	(117)	—
Net loss	(11)	(190)	(98)

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management discussion and analysis refers to and analyzes our results of operations into three segments as defined by our management. These three segments are our networking group, optical components group and development stage enterprise group, which includes all start-up activities.

Year Ended December 31, 2003 (“2003”) Compared To Year Ended December 31, 2002 (“2002”)

Revenue

Revenues for 2003 decreased $13.5 million, or 5%, to $239.0 million from $252.5 million for 2002. The decrease was due to the worldwide economic slowdown in general and specifically the downturn in telecommunications spending for optical components, partially offset by the positive impact resulting from the weakened U.S. dollar compared to our other functional currencies. Additionally, the decrease in revenues is the result of the loss of revenues from our divestiture of FOCI Fiber Optic Communications, Inc., or FOCI, and Quantum Optech, Inc., or QOI, in October 2002 that amounted to $17.0 million in 2002.

For 2003, 48% of our revenues were generated from the sale of third- party products through our system integration and distribution offices, as compared to 39% during 2002. Our revenues by segments for 2003 and 2002 were as follows (in thousands):

	2003	2002
Networking group	$202,399	$185,662
Optical components group	38,790	67,284
Development stage enterprise group	—	—
	241,189	252,946
Adjustments (1)	(2,206)	(414)

	$238,983	$252,532

(1)	Adjustments represent the elimination of inter-segment revenue in order to reconcile to consolidated revenues

Networking Group. Our networking group provides equipment used by commercial customers, governments and telecommunications service providers, which includes switches, routers, network physical infrastructure equipment and remote device management equipment as well as specialized networking products for defense, aerospace and other applications, including cellular communications. External revenues generated from our networking group increased $16.7 million, or 9%, to $202.4 million for 2003 as compared to $185.7 million for 2002. The increase is due to increases in sales of switches and routers, services and other networking products. External revenues generated from sales of switches and routers increased $6.5 million, or 11%, to $64.0 million for 2003 as compared to $57.6 million for 2002. The external revenues from our networking group were also positively impacted by the effect of the weakened U.S. dollar compared to our other functional currencies, primarily the Euro. External revenues generated from sales of switches and routers are heavily dependent on our international offices.

External revenues generated from sales of our remote device management products decreased $735,000, or 4%, to $16.6 million for 2003 as compared to $17.4 million for 2002. External revenues generated from sales of our network physical infrastructure products decreased by $5.1 million, or 9%, to $50.5 million for 2003 as compared to $55.6 million for 2002. External revenues from sales of our other networking products, which include defense, aerospace and other applications, including cellular communications, increased $11.8 million, or 57%, during 2003 to $32.3 million from $20.6 million for 2002. We attribute the increase in our overall external revenues to an increased number of governmental projects and improved penetration into the markets served by these products.

Optical Components Group. Our optical components group designs, manufactures and sells optical communications components and primarily consists of products manufactured by our wholly owned subsidiary, Luminent. These components include fiber optic transceivers, discrete lasers and LEDs, as well as components for Fiber-to-the-Premises applications, or FTTP. Revenues, including inter-segment revenue, generated from our optical components group decreased $28.5 million, or 42%, to $38.8 million for 2003 as compared to $67.3 million for 2002. We attribute the decrease in optical components revenue to the current slowdown in telecommunications spending for optical components. External revenues generated from optical passive components decreased $13.9 million, or 48%, to $14.9 million for 2003 as compared to $28.7 million for 2002. The decrease in revenues from sales of optical passive components is primarily due to the loss of revenues from our divestiture of FOCI and QOI in October 2002 that amounted to $17.0 million in 2002, in addition to decreases in our sales of these components through our remaining offices. External revenue generated from optical active components decreased $12.3 million, or 24%, to $39.0 million for 2003 as compared to $51.3 million for 2002. We attribute the decrease in revenues from optical active components to a sector-wide oversupply, which has adversely impacted the average selling prices of these components.

Development Stage Enterprise Group. No significant revenues were generated by these entities for 2003 and 2002.

Gross Profit

Gross profit for 2003 was $74.1 million, compared to gross profit of $83.0 million for 2002. Gross profit decreased $8.9 million, or 11%, in 2003 compared to 2002. For 2003 and 2002, gross profit includes income from recapturing accelerated deferred stock expense due to terminations that amounted to $1.1 million and $878,000, respectively. Gross profit for 2003 was also positively affected by the utilization of $1.7 million of the product credit received from the divestiture of FOCI and QOI in 2002.

Our gross margin slightly decreased to 31% for 2003, compared to gross margin of 33% for 2002. We attribute the decrease in our gross margin to a change in the composition of our product revenues. Our percentage of third-party equipment revenues increased during 2003, which generated lower gross margins. The weakened U.S. dollar

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

compared to the Euro resulted in an increase in our cost of goods sold, particularly in lower margin business through our European offices.

Networking Group. Gross profit for 2003 was $70.8 million, compared to gross profit of $67.5 million for 2002. Gross profit increased $3.4 million, or 5%, in 2003 compared to 2002. Gross margins decreased to 35% for 2003, compared to gross margin of 36% for 2002. For 2003, our networking group’s gross profit includes income from the recapture of accelerated deferred stock expense due to terminations totaling $1.1 million, compared to deferred stock expense totaling $297,000 for 2002. Changes in deferred stock expense amounted to $1.4 million of the gross margin improvement. In addition to the decrease in deferred stock expense, we attribute the increase in gross profit during 2003 to the effects of improved operating efficiencies and cost reduction efforts.

Optical Components Group. Gross profit for 2003 was $3.3 million, compared to gross profit of $16.4 million for 2002. Gross profit decreased $13.1 million, or 80%, in 2003 compared to 2002. Gross margins decreased to 8% for 2003, compared to gross margin of 24% for 2002. For 2003 and 2002, the optical components group’s gross profit includes income from recapturing accelerated deferred stock expense due to terminations that amounted to $50,000 and $1.2 million, respectively. Changes in deferred stock expense accounted for $1.1 million of the decrease in gross profit in 2003. Gross profit decreased due to the sale of FOCI and QOI in October 2002, which contributed gross profit that amounted to $2.0 million in 2002, along with increased competition and continued market contraction resulting in lower average selling prices.

Development Stage Enterprise Group. No significant gross margins were produced by these entities for 2003 and 2002.

Operating Costs and Expenses

Operating costs and expenses were $94.2 million, or 39% of revenues, for 2003, compared to $229.3 million, or 91% of revenues, for 2002. Operating costs and expenses decreased $135.1 million, or 59%, in 2003 compared to 2002. For 2003, operating costs and expenses include income from the recapture of accelerated deferred stock expense due to terminations that amounted to $7.0 million, while 2002 includes $7.5 million in deferred stock expense. Changes in deferred stock expenses accounted for $14.5 million of the decrease in our operating costs and expenses. For 2003, operating costs and expenses include an impairment of goodwill and other intangibles that amounted to $356,000. Operating costs and expenses for 2002, includes impairment losses on goodwill and other intangibles and long-lived assets that amount to $72.7 million and $17.0 million, respectively. In addition to the income from the recapture of deferred stock expense and the substantial reduction in impairment losses on goodwill and other tangibles and long-lived assets, we attribute the decrease in operating costs and expenses during 2003 to our overall cost reduction efforts to align these costs with current operations. We reduced spending in product development and engineering and selling, general and administrative expenses.

Networking Group. Operating costs and expenses for 2003 were $73.0 million, or 36% of revenues, for 2003, compared to $126.2 million, or 68% of revenues, for 2002. Operating costs and expenses decreased $53.2 million, or 42%, in 2003 compared to 2002. For 2003, operating costs and expenses include income from recapturing accelerated deferred stock expense due to terminations that amounted to $6.7 million, while 2002 includes $6.8 million in deferred stock expense. Changes in deferred stock expenses accounted for $13.5 million of the decrease in our operating costs and expenses. For 2003, operating costs and expenses include an impairment of goodwill and other intangibles that amounted to $356,000. Operating costs and expenses for 2002, includes impairment losses on goodwill and other intangibles and long-lived assets that amount to $20.1 million and $17.0 million, respectively. In addition to the impact from income from the recapture of deferred stock expense and impairment losses, we attribute the decrease in operating costs and expenses during 2003 to our cost saving efforts, including head count reductions, to align these costs with current operations. We reduced spending in the areas of product development and engineering and general and administrative expense, while slightly increasing spending for selling and marketing efforts.

Optical Components Group. Operating costs and expenses for 2003 were $14.4 million, or 37% of revenues, for 2003, compared to $79.0 million, or 117% of revenues, for 2002. Operating costs and expenses decreased $64.6 million, or 82%, in 2003 compared to 2002. For 2003, operating costs and expenses include income from recapturing accelerated deferred stock expense due to terminations that amounted to $240,000, while 2002 includes $624,000 in deferred stock expense. Changes in deferred stock expenses accounted for $864,000 of the decrease in our operating costs and expenses. Operating costs and expenses for 2002, includes an impairment loss on goodwill and other intangibles that amounted to $51.9 million. We attributed the remaining decrease in our operating costs and expenses to our cost saving efforts, including head count reductions, to align these costs with current operations. We reduced spending in the areas of product development and engineering, selling, general and administrative expenses.

Development Stage Enterprise Group. Operating costs and expenses for 2003 were $6.8 million for 2003, compared to $24.1 million for 2002. Operating costs and expenses decreased $17.2 million, or 72%, in 2003 compared to 2002. We attribute the decrease in operating costs and expenses to our cost saving efforts, including head count reductions, to align these costs with current development activities.

Operating Loss

We reported an operating loss of $20.1 million, or 8% of revenues, for 2003 compared to $146.3 million, or 58% of revenues, for 2002. We reduced our operating loss by $126.2 million, or 86%, in 2003 compared to 2002. For 2003, our operating loss includes an impairment of goodwill and other intangibles that amounted to $356,000. Our operating loss for 2002 includes impairment losses on goodwill and other intangibles and long-lived assets that amount to $72.7 million and $17.0 million, respectively. This improvement is the result of our cost

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

reduction efforts and the realignment of our costs and expenses with current operations along with our improvement in gross profit. Our reduction in net loss was also positively impacted by income resulting from our reversal of deferred stock expense in 2003 compared to reporting such expenses in 2002 and the substantial reduction in impairment losses on goodwill and other tangibles and long-lived assets in 2003.

Networking Group. Our networking group reported an operating loss of $2.2 million, or 1% of revenues, for 2003, compared to an operating loss of $58.8 million, or 32% of revenues, for 2002. This improvement is the result of our reduced spending for operating costs and expenses, along with the substantial reduction in impairment losses in 2003. Our results in 2003 were also positively impacted by income resulting from our reversal of deferred stock expenses in 2003 compared to reporting such expenses in 2002.

Optical Components Group. Our optical components group reported an operating loss of $11.1 million, or 29% of revenues, for 2003, compared to $62.7 million, or 93% of revenues, for 2002. Our operating loss improved $51.5 million, or 82%, in 2003 compared to 2002. Our reduction in operating loss was the result of the substantial reduction in impairment loss on goodwill and other intangibles in 2003 along with the favorable impact from our reversal of deferred stock expense in 2003 compared to reporting such expenses in 2002.

Development Stage Enterprise Group. Our development stage enterprise group reported an operating loss of $6.8 million for 2003, compared to $24.1 million for 2002. Our operating loss improved $17.2 million, or 72%, in 2003 compared to 2002. The improvement is the result of a significant reduction in spending for operating costs and expenses.

Amortization of Intangibles

During the fourth quarter of 2003, we conducted our annual review of our goodwill and intangible assets as required by SFAS 142. The review resulted in no further reduction in the carrying amount of goodwill. During 2003, we impaired $356,000 in goodwill from a foreign office that ceased operations.

We recorded a $296.4 million cumulative effect of an accounting change in 2002, as the result of our adoption of SFAS No. 142 effective January 1, 2002. As a consequence of our adoption of SFAS No. 142, we no longer amortize goodwill and intangibles with indefinite lives, but instead measure goodwill and other intangibles for impairment at least annually, or when events indicate that impairment exists. We continue to amortize intangible assets that we determine to have definite lives over their useful lives. As required by SFAS No. 142, we performed the transitional impairment test on goodwill and other intangibles, which consisted of patents and assembled work forces. Of the $296.4 million cumulative effect of an accounting change, $84.6 million was associated with our networking group and $211.8 million was associated with our optical components group.

Beginning October 1, 2002, we also performed the annual impairment review required by SFAS No. 142. As a result of the annual review, we further reduced the carrying amount of goodwill and other intangibles by recording an impairment charge of $72.7 million in the third quarter of 2002. Of the $72.7 million impairment, $20.1 million was associated with our networking group, $51.9 million was associated with our optical components group and $641,000 was associated with our development stage enterprise group.

Other Expense, Net

In June 2003, we completed the sale of $23.0 million principal amount of five-year 5% convertible notes due in 2008 (the “2003 Notes”), to an institutional investor, in a private placement. The 2003 Notes bear interest at 5% per annum and are convertible into our common stock at a conversion price of $2.32 per share. We are using the net proceeds from the sale of the 2003 Notes for general corporate purposes and working capital. Interest expense relating to these notes was $672,000 for 2003.

In June 1998, we issued $100.0 million principal amount of our 1998 Notes. During 2003, we retired $5.9 million principal amount of 1998 Notes in exchange for the issuance of 4.2 million shares of our common stock to the holders of these notes, resulting in a remaining outstanding balance of $26.0 million at maturity. On June 15, 2003, the balance of our outstanding 1998 Notes matured and we repaid and retired them. For 2003, we recognized a loss on the extinguishment of debt totaling $5.4 million, net of associated taxes. This loss was recognized in accordance with Emerging Issues Task Force Issue 02-15 released in September 2002. During the year ended December 31, 2002, we acquired $31.6 million in principal amount of these notes in exchange for our issuance of 12.3 million shares of our common stock to the holders of these notes. During 2002, we also purchased $21.4 million in principal amount of these notes in exchange for $19.7 million in cash. During 2002, we recognized a gain of $393,000 in connection with the extinguishment of debt. We incurred $773,000 and $3.2 million in interest expense relating to the 1998 Notes for 2003 and 2002, respectively.

During 2003, other expense, net totaling $6.4 million, represented our loss on the extinguishment of debt and interest expense, partially offset by interest income on cash and investments. We account for certain unconsolidated subsidiaries using the cost and equity methods. During 2002, we impaired $11.7 million on our investments in these subsidiaries along with $4.3 million from our share of losses from our equity method investments. For 2002, we recognized $3.2 million in interest expense associated with the termination of our interest rate swap.

Provision For Taxes

We record valuation allowances against our deferred tax assets, when necessary, in accordance with SFAS No. 109, “Accounting for Income Taxes.” Realization of deferred tax assets (such as net operating loss

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

carryforwards and income tax credits) is dependent on future taxable earnings and is therefore uncertain. At least quarterly, we assess the likelihood that our deferred tax asset balance will be recovered from future taxable income. Our tax expense fluctuates primarily due to the tax jurisdictions where we currently have operating facilities and the varying tax rates in those jurisdictions.

The provision for income taxes for 2003, principally foreign taxes, was $2.4 million, compared to $13.4 million for 2002. During 2002, we recorded an additional valuation allowance, or additional tax expense, totaling $21.2 million relating to the expected realization of our deferred income tax assets based on likely future recovery. For 2003 and 2002, there was no benefit provided for net operating losses.

Year Ended December 31, 2002 (“2002”) Compared To Year Ended December 31, 2001 (“2001”)

Revenue

Revenues for 2002 decreased $80.3 million, or 24%, to $252.5 million from $332.8 million for 2001. The decrease was due to the worldwide economic slowdown in general and specifically the downturn in telecommunications spending for optical components. Our revenues by segments for 2002 and 2001 were as follows (in thousands):

	2002	2001
Networking group	$185,662	$201,517
Optical components group	67,284	131,327
Development stage enterprise group	—	—

	252,946	332,844
Adjustments (1)	(414)	—

	$252,532	$332,844

(1)	Adjustments represent the elimination of inter-segment revenue in order to reconcile to consolidated revenues.

Networking Group. External revenues generated from our networking group decreased $15.9 million, or 8%, to $185.7 million for 2002 as compared to $201.5 million for 2001. The decrease is due to the worldwide economic slowdown. More specifically, the decrease is due to decreases across our networking product lines, including switches and routers, remote device management products, network physical infrastructure equipment and other networking products. Revenues generated from our switches and routers decreased $17.1 million, or 23%, to $57.6 million for 2002 as compared to $74.7 million for 2001. Revenues generated from our remote device management products decreased $1.6 million, or 9%, to $17.4 million for 2002 as compared to $19.0 million for 2001. Revenues generated from our network physical infrastructure products decreased $4.3 million, or 7%, to $55.6 million for 2002 as compared to $59.9 million for 2001. Revenues generated from services increased $2.5 million, or 13%, during 2002 to $21.4 million from $18.9 million for 2001.

Optical Components Group. Revenues, including inter-segment revenue, generated from sales of our optical components group decreased $64.0 million, or 49%, to $67.3 million for 2002 as compared to $131.3 million for 2001. Revenues generated from optical passive and active components decreased $56.6 million, or 41%, to $80.0 million for 2002 as compared to $136.7 million for 2001. We attributed the decrease in sales of optical active components to a sector-wide oversupply, which has significantly impacted adversely the average selling prices of these components.

Development Stage Enterprise Group. No significant revenues were generated by these entities for 2002 and 2001.

Gross Profit

Gross profit for 2002 was $83.0 million, compared to gross profit of $65.5 million for 2001. Gross profit improved $17.5 million, or 27%, in 2002 compared to 2001. Our gross margin improved to 33% for 2002, compared to 20% for 2001. The increase in gross profit and gross margin is substantially due to the write-down of inventory and other market-related one-time charges of $35.4 million taken by Luminent during 2001.

Networking Group. Gross profit for 2002 was $67.5 million, compared to gross profit of $54.4 million for 2001. Gross profit increased $13.1 million, or 24%, in 2002 compared to 2001. Gross margins increased to 36% for 2002, compared to gross margin of 27% for 2001. For 2002 and 2001, the networking group’s gross profit includes deferred stock expense that amounted to $297,000 and $2.8 million, respectively. Changes in deferred stock expenses accounted for a $2.5 million increase in gross profit.

Optical Components Group. Gross profit for 2002 was $16.3 million, compared to gross profit of $11.1 million for 2001. Gross profit improved $5.3 million, or 48%, in 2002 compared to 2001. Gross margins increased to 24% for 2003, compared to gross margin of 8% for 2001. For 2002, the optical component’s group gross profit includes income from recapturing accelerated deferred stock expense due to terminations totaling $1.2 million, while 2001 includes deferred stock expense totaling $5.0 million. The improvement in gross margin was attributed to the improved operating efficiencies realized during 2002 and the effect of the write-off of inventory and other market-related one-time charges of $35.4 million taken by Luminent during 2001.

Development Stage Enterprise Group. No significant gross margins were produced by these entities for 2003 and 2002.

Operating Costs and Expenses

Operating costs and expenses were $229.3 million, or 91% of revenues, for 2002, compared to $386.1 million, or 116% of revenues, for 2001. Operating costs and expenses decreased $156.8 million, or 41%, in 2002 compared to 2001. For 2002 and 2001, operating costs and expenses includes deferred stock expense that amounted to $7.5 million and $61.3 million, respectively. Changes in deferred stock expenses favorably impacted our operating costs and expenses by

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

$53.8 million for 2002. Operating costs and expenses for 2002, includes impairment losses on goodwill and other intangibles and long-lived assets that amount to $72.7 million and $17.0 million, respectively. For 2001, prior to the adoption of SFAS No. 142, operating costs and expense included the amortization of goodwill and other intangibles that amounted to $126.5 million. In addition to the decrease in deferred stock expense and impairment and amortization of goodwill and other intangibles, we attribute the decrease in operating costs and expenses during 2002 to our overall cost reduction efforts to align these costs with current operations. We reduced spending in product development and engineering and selling, general and administrative expenses.

Networking Group. Operating costs and expenses for 2002 were $126.2 million, or 68% of revenues, for 2002, compared to $171.7 million, or 85% of revenues, for 2001. Operating costs and expenses decreased $45.4 million, or 27%, in 2002 compared to 2001. Operating costs and expenses include deferred stock expense that amounted to $6.8 million and $15.5 million for 2002 and 2001, respectively. Changes in deferred stock expenses accounted for $8.8 million of the decrease in our operating costs and expenses. Operating costs and expenses for 2002, includes impairment losses on goodwill and other intangibles and long-lived assets that amount to $20.1 million and $17.0 million, respectively. For 2001, we amortized $48.5 million in goodwill and other intangibles. We attribute the improvement in operating costs and expenses during 2002 to our cost saving efforts, including head count reductions, to align these costs with current operations. We reduced spending in the areas of product development and engineering and selling, general and administrative expense.

Optical Components Group. Operating costs and expenses for 2002 were $79.0 million, or 117% of revenues, compared to $172.7 million, or 132% of revenues, for 2001. Operating costs and expenses decreased $93.7 million, or 54%, in 2002 compared to 2001. Operating costs and expenses include $624,000 and $45.8 million in deferred stock expense for 2002 and 2001, respectively. Changes in deferred stock expenses accounted for $45.1 million of the decrease in our operating costs and expenses. Operating costs and expenses for 2002, includes an impairment loss on goodwill and other intangibles that amounted to $51.9 million. For 2001, operating costs and expenses includes the amortization of goodwill and intangibles that amounted to $77.8 million. In addition to the decrease in deferred stock expense and impairment of goodwill and other intangibles, we attribute the decrease in operating costs and expenses during 2002 to our cost saving efforts, including head count reductions, to align these costs with current operations. We reduced spending in the areas of product development and engineering, selling, general and administrative expenses.

Development Stage Enterprise Group. Operating costs and expenses were $24.1 million for 2002, compared to $41.8 million for 2001. Operating costs and expenses decreased $17.7 million, or 42%, in 2002 compared to 2001. We attribute the decrease in operating costs and expenses to our cost saving efforts, including head count reductions, to align these costs with current development activities.

Operating Loss

We reported an operating loss of $146.3 million, or 58% of revenues, for 2002 compared to $320.6 million, or 96% of revenues, for 2001. We reduced our operating loss by $174.3 million, or 54%, in 2002 compared to 2001. Our operating loss for 2002 includes impairment losses on goodwill and other intangibles and long-lived assets that amount to $72.7 million and $17.0 million, respectively. Our operating loss for 2001 includes the amortization of goodwill and other intangibles that amounted to $126.5 million, restructuring charges that amounted to $14.1 million and write-offs of inventory and other market-related onetime charges totaling $35.4 million. The improvement in our operating loss is the result of our cost reduction efforts and the realignment of our costs and expenses with current operations along with our improvement in gross profit.

Networking Group. Our networking group reported an operating loss of $58.8 million, or 32% of revenues, for 2002, compared to an operating loss of $117.3 million, or 58% of revenues, for 2001. This improvement is the result of our reduced spending for operating costs and expenses, along with the impact of impairment and amortization losses incurred during 2001. Our results in 2002 were also positively impacted by income resulting from our reversal of deferred stock expenses compared to reporting such expenses in 2001.

Optical Components Group. Our optical components group reported an operating loss of $62.7 million, or 93% of revenues, for 2002, compared to $161.6 million, or 123% of revenues, for 2001. Our operating loss improved $99.0 million, or 61%, in 2002 compared to 2001. Our reduction in operating loss was the result of the impairment and amortization losses on goodwill and other intangibles, inventory write-downs and other market-related one-time charges along with the favorable impact from our reversal of deferred stock expense in 2002 compared to reporting such expenses in 2001.

Development Stage Enterprise Group. Our development stage enterprise group reported an operating loss of $24.1 million for 2002, compared to $41.8 million for 2001. Our operating loss improved $17.7 million, or 42%, in 2002 compared to 2001. The improvement is the result of a significant reduction in spending for operating costs and expenses.

Amortization of Intangibles

Amortization of intangibles decreased to $140,000 for 2002, as compared to $126.5 million for 2001. The decrease of $126.4 million was the result of our adoption of SFAS No. 142, which we adopted effective January 1, 2002. As a consequence, we no longer amortize goodwill and intangibles with indefinite lives, but instead measure goodwill and other intangibles for impairment at least annually, or when events indicate that impairment exists. We continue to amortize intangible assets we determine to have definite lives over their useful lives. As required by SFAS No. 142, we performed the transitional

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

impairment test on goodwill and other intangibles, which consisted of patents and assembled work forces. As a result of the transitional impairment test, we recorded a $296.4 million cumulative effect of an accounting change in 2002. In addition to the transitional impairment test, we reviewed our remaining goodwill and other intangibles as required annually pursuant to SFAS No. 142. As a result of the annual review, we further reduced the carrying amount of goodwill and other intangibles by recording an impairment charge of $72.7 million during the third quarter of 2002. We perform our annual impairment review as of October 1st each year, commencing with this review.

Other Expense, Net

In June 1998, we issued $100.0 million principal amount of 5% convertible subordinated notes (the Notes) due in June 2003. The Notes were offered in a 144A private placement to qualified institutional investors at the stated amount, less a selling discount of 3%. During 2002, we retired $57.2 million in Notes in exchange for $19.7 million in cash and 12.3 million shares of our common stock. For 2002, we recognized a loss on the extinguishment of the Notes of $1.4 million, net of associated taxes. This loss includes a $6.6 million loss recognized in accordance with the Emerging Issues Task Force (“EITF”) Issue 02-15 released in September 2002. See “Recently Issued Accounting Standards.” We incurred $3.2 million and $4.5 million in interest expense relating to the Notes for 2002 and 2001, respectively.

We account for certain unconsolidated subsidiaries using the cost and equity methods. The increase in other expense, net of $688,000 to $23.5 million for 2002 is primarily attributable to impairment charges of $11.7 million on our investments in these subsidiaries, $4.3 million from our share of losses from our unconsolidated subsidiaries and interest expense of $3.2 million associated with the termination of our interest rate swap, partially offset by interest income. Our share of losses from our unconsolidated subsidiaries was $7.8 million for 2001. During 2001, impairment charges related to our investments totaled $9.2 million.

Provision For Taxes

We record valuation allowances against our deferred tax assets, when necessary, in accordance with SFAS No. 109, “Accounting for Income Taxes.” Realization of deferred tax assets (such as net operating loss carryforwards and income tax credits) is dependent on future taxable earnings and is therefore uncertain. At least quarterly, we assess the likelihood that our deferred tax asset balance will be recovered from future taxable income. To the extent we believe that recovery is unlikely, we establish a valuation allowance against our deferred tax asset, increasing our income tax expense in the period such determination is made. The provision for taxes for 2002 was $13.4 million, compared to a provision for taxes of $4.5 million for 2001. During 2002, we recorded an additional valuation allowance (tax expense) totaling $21.2 million relating to the expected realization of our deferred income tax assets based on likely future recovery. Our tax expense fluctuates primarily due to the tax jurisdictions where we currently have operating facilities and the varying tax rates in those jurisdictions. For 2002, there was no benefit provided for net operating losses.

Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective as of July 1, 2003. The adoption of this pronouncement did not have a material impact on our results of operations or our financial position.

In May 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this pronouncement did not have a material impact on our results of operations or our financial position.

In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” which was originally effective on July 1, 2003. In December 2003, the FASB deferred the effective date for applying the provisions of FIN 46 to March 31, 2004 for interests held by public companies in variable interest entities or potential variable interest entities created before February 1, 2003. We have completed our evaluation of the provisions of FIN 46 and do not have any significant interests in variable interest entities. Accordingly, the adoption of FIN 46 did not have a material impact on our results of operations or our financial position.

Liquidity and Capital Resources

We had cash and cash equivalents of $88.7 million as of December 31, 2003, a decrease of $11.9 million from the cash and cash equivalents of $100.6 million as of December 31, 2002. The decrease in cash and cash equivalent is primarily the result of our cash used in our operations; cash used to satisfy our term loan in January 2003 and repay our 1998 Notes, which matured in June 2003; and our purchase of short-term and long-term marketable securities. These decreases were partially offset by the proceeds from maturities of our investments, the net proceeds from our sale in June 2003 of our 2003 Notes and the net proceeds from our sale of approximately 1.7 million shares of common stock in October 2003. The following table illustrates as of December 31, 2003 and December 31, 2002 our cash position, which we define as cash, cash equivalents, time deposits and short-term and long-term marketable securities, as it relates to our current debt position, which we define as all short-term and long-term obligations including our 2003 Notes (in thousands):

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

	2003	2002
Cash
Cash and cash equivalents	$88,706	$100,618
Short-term marketable securities	5,221	11,738
Time deposits	1,411	2,789
Long-term marketable securities	1,705	1,447

	97,043	116,592
Debt
Current portion of long-term debt	204	393
5% convertible subordinated notes due 2003	—	32,418
5% convertible notes due 2008	23,000	—
Short-term obligations	2,701	7,000
Long-term debt	200	390

	26,105	40,201

Excess cash versus debt	$70,938	$76,391

Ratio of cash versus debt (1)	3.7 to 1	2.9 to 1

(1)	Determined by dividing total “cash” by total “debt,” in each case as reflected in the table.

Our working capital as of December 31, 2003 was $108.1 million compared to $91.2 million as of December 31, 2002. Our ratio of current assets to current liabilities as of September 30, 2003 was 2.3 to 1.0 compared to 1.8 to 1.0 as of December 31, 2002. The increase in working capital is primarily the result of our repayment of our 1998 Notes, which matured in June 2003 and were classified on our balance sheet at December 31, 2002 as a current liability, and the issuance of our 2003 Notes, which is classified on our balance sheet at December 31, 2003 as a long-term liability. Working capital was also positively impacted by our receipt of approximately $5.0 million in cash from the sale of approximately 1.7 million shares of our common stock in October 2003.

Cash used in operating activities was $17.3 million for the year ended December 31, 2003, as compared to $1.4 million for the year ended December 31, 2002. Cash used in operating activities is a result of our net operating loss of $27.0 million, adjusted for non-cash items such as the depreciation and amortization, deferred stock expense, our extraordinary gain, gains and losses on debt extinguishments and deferred income taxes. Decreased time deposits and other assets and increases in accounts payable and other current liabilities positively affected cash used in operating activities. Cash used in operating activities was negatively affected by increases in accounts receivable and inventories and decreases in accrued liabilities, deferred revenue and other current liabilities. The increase in accounts receivable is due to business in Europe, in which, customers have a traditionally had a longer pay cycle than in other regions. Decreases in accrued liabilities are the result of the continuing slowdown in the communications equipment industry and reductions in overall expenses.

Cash flows generated from investing activities were $3.7 million for the year ended December 31, 2003, compared to $21.4 million for the year ended December 31, 2002. Cash flows generated from investing activities for the year ended December 31, 2003 were the result of the maturity of short-term and long-term marketable securities of $6.3 million and proceeds from the sale of property and equipment of $449,000, offset by capital expenditures of $2.4 million. As of December 31, 2003, we had no plans for major capital expenditures. Cash flows provided by investing activities for the prior period resulted from the maturities of short-term and long-term marketable securities and proceeds from the sale of FOCI and QOI, partially offset by the net cash used for capital expenditures and investments in equity method subsidiaries.

Cash flows used in financing activities were $990,000 for the year ended December 31, 2003, as compared to $79.5 million for the year ended December 31, 2002. Cash used in financing activities was primarily the result of our repayment of the remaining $26.0 million balance of our 1998 Notes, which matured on June 15, 2003, the net proceeds from our issuance of our 2003 Notes, the net proceeds from the issuance of common stock, and net payments of $4.5 million on our short-term and long-term obligations. Cash flows used in financing activities in 2002 represent the cash paid on borrowings, payments to terminate an interest rate swap arrangement, offset by short-term borrowings and proceeds from the issuance of our common stock.

In June 1998, we issued $100.0 million principal amount of our 1998 Notes in a private placement raising net proceeds of $96.4 million. During 2003, prior to their maturity on June 15, 2003, we acquired

•	$5.9 million in principal amount of these notes in exchange for our issuance of 4.2 million shares of our common stock to the holders of the 1998 Notes; and

•	$500,000 in principal amount of these notes in exchange for $502,000 in cash.

During the year ended December 31, 2002, we acquired $31.6 million in principal amount of these notes in exchange for our issuance of 12.3 million shares of our common stock to the holders of these notes. During 2002, we also purchased $21.4 million in principal amount of these notes in exchange for $19.7 million in cash. At maturity on June 15, 2003, we repaid in full the $26.0 million outstanding balance of our outstanding 1998 Notes using cash on-hand.

In June 2003, we completed the sale of $23.0 million principal amount of our 2003 Notes to an institutional investor in a private placement under the Securities Act of 1933. These notes have an annual interest rate of 5% and are convertible into our common stock at a conversion price of $2.32 per share. We are using the net proceeds from the sale of these notes for general corporate purposes and working capital.

MRV Communications, Inc. Annual Report 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations

During October 2003, we issued and sold 1,667,000 shares of our common stock to several institutional investors that are managed client accounts of a large investment management firm, raising net proceeds of approximately $5.0 million. These shares were taken from our shelf registration statement that was declared effective by the SEC in June 2003, which registered $20.0 million of our common stock that we may issue and sell from time to time.

Off-Balance Sheet Arrangements

We do not have transactions, arrangements and other relationships with unconsolidated entities that are reasonably likely to affect our liquidity or capital resources. We have no special purpose or limited purpose entities that provided off-balance sheet financing, liquidity or market or credit risk support, engage in leasing, hedging, research and development services, or other relationships that expose us to liability that is not reflected on the face of the financials.

Contractual Cash Obligations

The following table illustrates our total contractual cash obligations as of December 31, 2003 (in thousands):

Cash Obligations	Total	Less than 1 Year	1–3 Years	4–5 Years	After 5 Years
Short-term obligations	$2,701	$2,701	$—	$—	$—
Long-term debt	404	204	200	—	—
5% convertible notes due June 2008	23,000	—	—	23,000	—
Unconditional purchase obligations	6,961	6,957	4	—	—
Operating leases	22,705	5,192	8,073	5,443	3,997

Total contractual cash obligations	$55,771	$15,054	$8,277	$28,443	$3,997

Our total contractual cash obligations as of December 31, 2003, were $55.8 million, of which, $15.1 million were due by December 31, 2004. These total contractual cash obligations primarily consist of short-term and long-term obligations, including our 5% convertible notes due June 2008, operating leases for our equipment and facilities and unconditional purchase obligations for necessary raw materials. Historically, these obligations have been satisfied through cash generated from our operations or other avenues, which is further discussed below, and we expect that this will continue to be the case.

Our unconditional purchase obligations are to secure the necessary raw materials and components required for production of our products. As part of Luminent’s restructure plan (see our discussion above and the Notes to our Financial Statements), there is a remaining obligation totaling $315,000 for unconditional purchase obligations and Luminent continues in negotiations seeking to cancel or renegotiate contracts that it no longer requires as a consequence of the significantly reduced orders for its optical components and its sales projections. The remaining purchase commitments are part of our ordinary course of business.

We believe that our cash on hand and cash flows from operations will be sufficient to satisfy our working capital, capital expenditures and product development and engineering requirements for at least the next 12 months. However, we may choose to obtain additional debt or equity financing if we believe it appropriate. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products and market acceptance of our products.

Internet Access to Our Financial Documents

We maintain a website at www.mrv.com. We make available free of charge, either by direct access or a link to the SEC website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

MRV Communications, Inc. Annual Report 2003

Quantitative and Qualitative Disclosures About Market Risks

Quantitative and Qualitative Disclosures About Market Risks

Market Risks

Market risk represents the risk of loss that may impact our Consolidated Financial Statements through adverse changes in financial market prices and rates and inflation. Our market risk exposure results primarily from fluctuations in interest rates and foreign exchange rates. We manage our exposure to these market risks through our regular operating and financing activities and have not historically hedged these risks through the use of derivative financial instruments. The term hedge is used to mean a strategy designed to manage risks of volatility in prices or interest and foreign exchange rate movements on certain assets, liabilities or anticipated transactions and creates a relationship in which gains or losses on derivative instruments are expected to counterbalance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks.

Interest Rates. We are exposed to interest rate fluctuations on our investments, short-term borrowings and long-term obligations. Our cash and short-term investments are subject to limited interest rate risk, and are primarily maintained in money market funds and bank deposits. Our variable-rate short-term borrowings are also subject to limited interest rate risk due to their short-term maturities. Our long-term obligations were entered into with fixed and variable interest rates. In connection with our $50.0 million variable-rate term loan due in 2003, we entered into a specific hedge, an interest rate swap, to modify the interest characteristics of this instrument. The interest rate swap was used to reduce our cost of financing and the fluctuations in the aggregate interest expense. The notional amount, interest payment and maturity dates of the swap match the principal, interest payment and maturity dates of the related debt. Accordingly, any market risk or opportunity associated with this swap is offset by the opposite market impact on the related debt. In February 2002, we paid off our $50.0 million term loan and terminated our interest rate swap for $3.2 million. To date, we have not entered into any other derivative instruments, however, as we continue to monitor our risk profile, we may enter into additional hedging instruments in the future.

Foreign Exchange Rates. We operate on an international basis with a portion of our revenues and expenses being incurred in currencies other than the U.S. dollar. Fluctuation in the value of these foreign currencies in which we conduct our business relative to the U.S. dollar will cause U.S. dollar translation of such currencies to vary from one period to another. We cannot predict the effect of exchange rate fluctuations upon future operating results. However, because we have expenses and revenues in each of the principal functional currencies, the exposure to our financial results to currency fluctuations is reduced. We do not regularly attempted to reduce our currency risks through hedging instruments, however, we may do so in the future.

Inflation. We believe that the relatively moderate rate of inflation in the United States over the past few years has not had a significant impact on our sales or operating results or on the prices of raw materials. However, in view of our recent expansion of operations in Taiwan, Israel and other countries, which have experienced greater inflation than the United States, there can be no assurance that inflation will not have a material adverse effect on our operating results in the future.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

Financial Statements and Supplementary Data

Report of Ernst & Young LLP, Independent Auditors

To the Stockholders of MRV Communications, Inc.

We have audited the accompanying consolidated balance sheets of MRV Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of MRV Communications, Inc., for the fiscal year ended December 31, 2001, was audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those statements in their report dated February 12, 2002.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MRV Communications, Inc. and subsidiaries as of December 31, 2002 and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the consolidated financial statements, MRV Communications, Inc. changed its method of accounting for purchased goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142 during the first quarter of fiscal 2002. As discussed above, the financial statements of MRV Communications, Inc. as of December 31, 2001, and for the year then ended were audited by other auditors who have ceased operations. As described in Note 3, these financial statements have been updated to include the transitional disclosures required by SFAS No. 142, “Goodwill and Other Intangible Assets,” which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to the disclosures in Note 3 for fiscal 2001 included (i) agreeing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense (including any related tax effects) recognized in those periods related to goodwill that are no longer being amortized to the Company’s underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss, and the related net loss-per-share amounts. Our audit procedures with respect to the disclosures in Note 3 for fiscal 2001 included (i) agreeing the goodwill and amortization amounts and the gross intangible assets and accumulated amortization amounts to the Company’s underlying records obtained from management, and (ii) testing the mathematical accuracy of the tables. In our opinion, the disclosures for fiscal 2001 in Note 3 related to the transitional disclosures of SFAS No. 142 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the Company’s financial statements for fiscal 2001 other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the Company’s fiscal 2001 financial statements taken as a whole.

Los Angeles, California
February 4, 2004

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

This is a copy of the audit report previously issued by Arthur Andersen LLP in connection with MRV Communications, Inc. filing on Form 10-K for the year ended December 31, 2001. This audit report has not been reissued by Arthur Andersen LLP in connection with this filing on Form 10-K. See Exhibit 23.2 for further discussion.

Report of Independent Public Accountants

To the Stockholders of MRV Communications, Inc.:

We have audited the accompanying consolidated balance sheets of MRV Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MRV Communications, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

Los Angeles, California
February 12, 2002

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

Year Ended December 31,	2003	2002	2001
Revenue	$238,983	$252,532	$332,844
Cost of goods sold	164,893	169,566	267,389

Gross profit	74,090	82,966	65,455
Operating costs and expenses:
Product development and engineering	30,972	49,358	94,813
Selling, general and administrative	62,868	90,047	150,674
Amortization of intangibles	33	140	126,484
Impairment of goodwill and other intangibles	356	72,697	—
Impairment of long-lived assets	—	17,038	—
Restructuring costs	—	—	14,111

Total operating costs and expenses	94,229	229,280	386,082

Operating loss	(20,139)	(146,314)	(320,627)
Other expense, net	6,380	23,465	22,777

Loss before minority interest, provision for taxes, extraordinary gain and cumulative effect of an accounting change	(26,519)	(169,779)	(343,404)
Minority interest	58	230	(11,577)
Provision for taxes	2,361	13,395	4,475

Loss before extraordinary gain and cumulative effect of an accounting change	(28,938)	(183,404)	(336,302)
Extraordinary gain, net of tax	1,950	—	9,949
Cumulative effect of an accounting change	—	(296,355)	—

Net loss	$(26,988)	$(479,759)	$(326,353)

Earnings per share:
Basic and diluted loss per share:
Loss before extraordinary gain and cumulative effect of an accounting change	$(0.28)	$(2.01)	$(4.40)
Extraordinary gain	$0.02	$—	$0.13
Cumulative effect of an accounting change	$—	$(3.24)	$—
Net loss	$(0.26)	$(5.25)	$(4.27)
Weighted average number of shares:
Basic and diluted	102,022	91,421	76,369

The accompanying notes are an integral part of these financial statements.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV Communications, Inc.

Balance Sheets

(In thousands, except par values)

As of December 31,	2003
Assets
Current assets:
Cash and cash equivalents	$88,706	$100,618
Short-term marketable securities	5,221	11,738
Time deposits	1,411	2,789
Accounts receivable, net	53,464	50,965
Inventories	35,799	32,695
Other current assets	5,379	11,283

Total current assets	189,980	210,088
Property and equipment, net	25,416	35,169
Goodwill	29,965	29,740
Intangibles	102	135
Long-term marketable securities	1,705	1,447
Deferred income taxes	2,594	2,637
Investments	3,063	3,063
Other assets	1,938	2,524

	$254,763	$284,803

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$204	$393
Convertible subordinated notes	—	32,418
Short-term obligations	2,701	7,000
Accounts payable	46,811	41,308
Accrued liabilities	25,523	31,542
Deferred revenue	3,754	3,950
Other current liabilities	2,936	2,289

Total current liabilities	81,929	118,900
Long-term debt	200	390
Convertible notes	23,000	—
Other long-term liabilities	4,215	3,666
Minority interest	5,291	7,371
Commitments and contingencies

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV Communications, Inc.
Balance Sheets

(In thousands, except par values)

As of December 31,	2003	2002
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized – 1,000 shares; no shares issued or outstanding	—	—
Common stock, $0.0017 par value:
Authorized – 160,000 shares
Issued – 106,794 shares in 2003 and 100,132 shares in 2002
Outstanding – 105,441 shares in 2003 and 98,917 shares in 2002	179	168
Additional paid-in capital	1,154,869	1,149,635
Accumulated deficit	(1,004,430)	(977,442)
Deferred stock expense, net	(200)	(5,047)
Treasury stock, 1,353 shares in 2003 and 1,215 shares in 2002	(1,352)	(1,207)
Accumulated other comprehensive loss	(8,938)	(11,631)

Total stockholders’ equity	140,128	154,476

	$254,763	$284,803

The accompanying notes are an integral part of these balance sheets.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV Communications, Inc.

Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(In thousands)

	Common Stock
			Additional
			Paid-In	Deferred
	Shares	Amount	Capital	Stock Expense
Balance, December 31, 2000	73,231	$126	$1,060,650	$(100,862)
Exercise of stock options and warrants	561	—	6,406	—
Issuance of common stock for purchase of Luminent, Inc.’s minority interest	5,160	9	16,845	—
Issuance of common stock in connection with acquisitions	1,247	2	19,719	—
Issuance of common stock in a private placement	2,529	4	19,501	—
Fair value of stock options issued for an investment	—	—	508	—
Fair value of stock options issued to a non-employee	—	—	535	—
Forfeited stock options	—	—	(13,038)	6,733
Deferred stock expense	—	—	7,816	(7,816)
Amortization of deferred stock expense	—	—	—	75,601
Comprehensive loss:
Net loss	—	—	—	—
Unrealized loss on interest rate swap	—	—	—	—
Translation adjustment	—	—	—	—

Comprehensive loss
Balance, December 31, 2001	82,728	141	1,118,942	(26,344)
Exercise of stock options and warrants	50	—	131	—
Issuance of common stock in connection with acquisitions	4,996	8	7,044	—
Issuance of common stock in exchange for convertible subordinated notes	12,310	21	38,211	—
Purchase of treasury stock	(1,167)	(2)	—	—
Forfeited stock options	—	—	(14,693)	2,990
Amortization of deferred stock expense	—	—	—	18,307
Comprehensive income (loss):
Net loss	—	—	—	—
Realized loss on interest rate swap	—	—	—	—
Translation adjustment	—	—	—	—

Comprehensive loss

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated	Treasury	Comprehensive
	Deficit	Stock	Income (Loss)	Total
Balance, December 31, 2000	$(171,330)	$(133)	$(6,896)	$781,555
Exercise of stock options and warrants	—	—	—	6,406
Issuance of common stock for purchase of Luminent, Inc.’s minority interest	—	—	—	16,854
Issuance of common stock in connection with acquisitions	—	—	—	19,721
Issuance of common stock in a private placement	—	—	—	19,505
Fair value of stock options issued for an investment	—	—	—	508
Fair value of stock options issued to a non-employee	—	—	—	535
Forfeited stock options	—	—	—	(6,305)
Deferred stock expense	—	—	—	—
Amortization of deferred stock expense	—	—	—	75,601
Comprehensive loss:
Net loss	(326,353)	—	—	(326,353)
Unrealized loss on interest rate swap	—	—	(3,198)	(3,198)
Translation adjustment	—	—	(153)	(153)

Comprehensive loss				(329,704)

Balance, December 31, 2001	(497,683)	(133)	(10,247)	584,676
Exercise of stock options and warrants	—	—	—	131
Issuance of common stock in connection with acquisitions	—	—	—	7,052
Issuance of common stock in exchange for convertible subordinated notes	—	—	—	38,232
Purchase of treasury stock	—	(1,074)	—	(1,076)
Forfeited stock options	—	—	—	(11,703)
Amortization of deferred stock expense	—	—	—	18,307
Comprehensive income (loss):
Net loss	(479,759)	—	—	(479,759)
Realized loss on interest rate swap	—	—	3,198	3,198
Translation adjustment	—	—	(4,582)	(4,582)

Comprehensive loss				(481,143)

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV Communications, Inc.

Statements of Stockholders’ Equity and Comprehensive Income (Loss)

(In thousands)

	Common Stock
			Additional
			Paid-In
	Shares	Amount	Capital
Balance, December 31, 2002	98,917	168	1,149,635
Exercise of stock options and warrants	758	1	1,752
Issuance of common stock in connection with private placement	1,667	3	4,982
Issuance of common stock in exchange for convertible subordinated notes	4,237	7	11,445
Purchase of treasury stock	(138)	—	—
Forfeited stock options	—	—	(12,945)
Amortization of deferred stock expense	—	—	—
Comprehensive income (loss):
Net loss	—	—	—
Translation adjustment	—	—	—
Comprehensive loss
Balance, December 31, 2003	105,441	$179	$1,154,869

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Deferred	Accumulated	Treasury	Comprehensive
	Stock Expense	Deficit	Stock	Income (Loss)	Total
Balance, December 31, 2002	(5,047)	(977,442)	(1,207)	(11,631)	154,476
Exercise of stock options and warrants	—	—	—	—	1,753
Issuance of common stock in connection with private placement	—	—	—	—	4,985
Issuance of common stock in exchange for convertible subordinated notes	—	—	—	—	11,452
Purchase of treasury stock	—	—	(145)	—	(145)
Forfeited stock options	1,369	—	—	—	(11,576)
Amortization of deferred stock expense	3,478	—	—	—	3,478
Comprehensive income (loss):
Net loss	—	(26,988)	—	—	(26,988)
Translation adjustment	—	—	—	2,693	2,693

Comprehensive loss					(24,295)

Balance, December 31, 2003	$(200)	$(1,004,430)	$(1,352)	$(8,938)	$140,128

The accompanying notes are an integral part of these financial statements.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV Communications, Inc.

Statements of Cash Flows

(In thousands)

Year Ended December 31,	2003	2002	2001
Cash flows from operating activities:
Net loss	$(26,988)	$(479,759)	$(326,353)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,411	16,169	140,554
Amortization of deferred stock expense, net of forfeited options	(8,098)	6,604	69,831
Provision for doubtful accounts	1,829	2,188	5,654
Deferred income taxes	43	20,592	15,134
Loss on extinguishment of debt	5,438	1,363	—
Impairment of goodwill and other intangibles	356	72,697	—
Cumulative effect of an accounting change	—	296,355	—
Loss on termination of interest rate swap	—	3,198	—
Extraordinary gain	(1,950)	—	(9,949)
(Gain) loss on disposition of property and equipment	306	243	(178)
Impairment of long-lived assets	—	17,038	7,787
Impairment of cost and equity method investments	—	11,741	9,166
Loss on equity method subsidiaries	—	4,283	10,790
Minority interests’ share of income	(80)	230	(11,557)
Changes in operating assets and liabilities, net of effects from acquisitions:
Time deposits	1,378	1,843	46,840
Accounts receivable	(4,328)	1,946	1,953
Inventories	(3,104)	24,613	19,697
Other assets	6,540	11,404	4,532
Accounts payable	5,503	(6,996)	(7,502)
Accrued liabilities	(4,136)	(7,280)	1,321
Deferred revenue	(196)	(215)	2,695
Other current liabilities	(1,236)	375	(4,563)

Net cash used in operating activities	(17,312)	(1,368)	(24,148)
Cash flows from investing activities:
Purchases of property and equipment	(2,380)	(13,947)	(19,923)
Proceeds from sale of property and equipment	449	323	453
Purchases of investments	—	(4,150)	(33,581)
Proceeds from sale of FOCI and QOI	—	5,735	—
Proceeds from maturity of investments	6,259	33,426	—
Investment in subsidiaries	(631)	—	—

Net cash provided by (used in) investing activities	3,697	21,387	(53,051)

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV Communications, Inc.
Statements of Cash Flows

(In thousands)

Year Ended December 31,	2003	2002	2001
Cash flows from financing activities:
Net proceeds from issuance of convertible notes	22,950	—	—
Net proceeds from issuance of common stock	6,738	131	25,911
Payment for termination of interest rate swap	—	(3,198)	—
Borrowings on short-term obligations	49,902	63,303	39,034
Payments on short-term obligations	(53,879)	(66,368)	(29,459)
Payments on long-term obligations	(583)	(52,495)	(2,718)
Repurchase of convertible subordinated notes	(26,522)	(19,721)	—
Purchase of treasury stock	(145)	(1,076)	—
Other long-term liabilities	549	(71)	(820)

Net cash provided by (used in) financing activities	(990)	(79,495)	31,948
Effect of exchange rate changes on cash and cash equivalents	2,693	(4,582)	(153)

Net decrease in cash and cash equivalents	(11,912)	(64,058)	(45,404)
Cash and cash equivalents, beginning of year	100,618	164,676	210,080

Cash and cash equivalents, end of year	$88,706	$100,618	$164,676

The accompanying notes are an integral part of these financial statements.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV Communications, Inc.

Notes To Financial Statements
December 31, 2002

1. Description of Business

MRV Communications, Inc, (a Delaware corporation, “MRV” or the “Company”) designs, manufactures, sells, distributes, integrates and supports network infrastructure equipment and services, and optical components. MRV conducts its business along three principal reportable segments: the networking group, the optical components groups and the development stage enterprise group. MRV’s networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, network physical infrastructure equipment and remote device management equipment as well as specialized networking products for defense and aerospace applications. MRV’s optical components group designs, manufactures and sell optical communications components, primarily through its wholly owned subsidiary Luminent, Inc. These components include fiber optic transceivers, discrete lasers and laser emitting diodes, or LEDs, as well as components for Fiber-to-the-Premises, or FTTP, applications.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying financial statements include the accounts of MRV and its wholly owned and majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated. MRV consolidates the financial results of related development stage enterprises when it has effective control, voting control or has provided the entity’s working capital. When others invest in these enterprises reducing its voting control below 50%, MRV discontinues consolidation and uses the cost or equity method of accounting for these investments unless otherwise required.

Foreign Currency

Transactions originally denominated in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” Increases or decreases in the resulting assets or liabilities, which are denominated in a foreign currency, are recorded as foreign currency gains and losses and are included in other income (expense) in determining net income (loss).

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues, expenses and cash flows are translated at weighted average exchange rates for the period to approximate translation at the exchange rate prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income (loss).

Revenue Recognition

MRV generally recognizes product revenue, net of sales discounts, returns and allowances, when persuasive evidence of an arrangement exits, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection in considered probable. Products are generally shipped “FOB shipping point” with no right of return. Sales of services and system support are deferred and recognized ratably over the contract period. Sales with contingencies, such as rights of return, rotation rights, conditional acceptance provisions and price protection, are rare and insignificant and are deferred until the contingencies have been satisfied or the contingent period has lapsed. MRV’s major revenue-generating products consist of: passive and active optical components; switches and routers; remote device management; and network physical infrastructure equipment.

MRV generally warrants its products against defects in materials and workmanship for one year. The estimated cost of warranty obligations and sales returns and other allowances are recognized at the time of revenue recognition based on contract terms and prior claims experience.

Cash, Cash Equivalents and Time Deposits

MRV considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. MRV maintains cash balances and investments in highly qualified financial institutions. At various times such amounts are in excess of insured limits. Time deposits of $1.4 million and $2.8 million as of December 31, 2003 and 2002, respectively, are restricted by short-term obligations.

Marketable Securities

MRV accounts for its marketable securities, which are available for sale, under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” During 2003, MRV changed its investment classification from “held-to-maturity” to “available for sale.” The original cost of MRV’s marketable securities approximated fair market value as of December 31, 2003 and 2002. As of December 31, 2003 and 2002, short-term and long-term marketable securities consisted principally of U.S. Treasury Bonds, Municipal Bonds and Corporate Bonds. Marketable securities mature at various dates through 2004. Purchase, sales and maturities of securities are presented in the accompanying Statements of Cash Flows.

Accounts Receivable

As of December 31, 2003, 2002 and 2001, the allowance for doubtful accounts totaled $10.7 million, $15.0 million and $14.8 million, respectively. Increases in the allowance for doubtful accounts totaled $1.8 million, $2.2 million and $5.7 million for the years ended December 31, 2003, 2002 and 2001, respectively. Write-offs against the allowance for doubtful accounts totaled $6.1 million, $1.9 million and $335,000 for the years ended December 31, 2003, 2002 and 2001, respectively. If the financial condition of MRV’s customers were to deteriorate, resulting in their inability to make payments, additional provisions are recorded in that period.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

MRV, through foreign subsidiaries, has agreements with financial institutions to sell its receivables. At December 31, 2003, MRV is contingently liable for approximately $21.1 million relating to such receivables sold with recourse. There were no gain or loss on the sale of these receivables.

Inventories

Inventories are stated at the lower of cost or market and consist of material, labor and overhead. Cost is determined by the first in, first out method. Inventories consisted of the following as of December 31, 2003 and 2002 (in thousands):

	2003	2002
Raw materials	$5,886	$8,058
Work-in process	7,274	5,867
Finished goods	22,639	18,770

	$35,799	$32,695

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to thirty-three years. Maintenance and repairs are charged to expense as incurred and the costs of additions and betterments that increase the useful lives of the assets are capitalized. Property and equipment consisted of the following as of December 31, 2003 and 2002 (in thousands):

	2003	2002
Property and equipment, at cost
Land	$57	$48
Building	3,674	3,070
Machinery and equipment	43,611	52,844
Furniture and fixtures	5,709	10,478
Computer hardware and software	18,021	14,022
Leasehold improvements	5,848	7,581
Construction in progress	653	1,384

	77,573	89,427
Less – accumulated depreciation and amortization	(52,157)	(54,258)

	$25,416	$35,169

Goodwill and Other Intangibles

MRV adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. In accordance with SFAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but instead will be measured for impairment at least annually, or when events indicate that impairment exists. Intangible assets that are determined to have definite lives will continue to be amortized over their useful lives (See Note 3, Goodwill and Other Intangible Assets).

Investments

MRV accounts for its investments in unconsolidated entities (see Note 2, Principles of Consolidation) under the provisions of Accounting Principles Board Opinions (“APB”) No. 18, “The Equity Method of Accounting for Investments in common stock,” and related interpretations. Unconsolidated investments, for which MRV does not have the ability to exercise significant influence over operating and financial polices, are accounted for under the cost method. Those investments, for which MRV does have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. In general, all investments in which MRV owns greater than 20% of the voting stock, are accounted for under the equity method. Cost and equity method investments totaled $3.1 million as of December 31, 2003 and 2002.

Under the cost and equity method, a loss in value of an investment, which is deemed to be other than a temporary decline, is recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity, which would justify the carrying amount of the investment. During the year ended December 31, 2002, MRV recognized impairment on investments totaling $11.7 million, which has been included in Other Expense, net.

Impairment of Long-Lived Assets

MRV evaluates its long-term assets, such as property and equipment and other long-term assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. MRV considers events or changes such as product discontinuance, plant closures, product dispositions and history of operating losses or other changes in circumstances to indicate that the carrying amount may not be recoverable. The carrying value of an asset is considered impaired when the anticipated undiscounted cash flow from such assets is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined using the anticipated cash flows discounted at a rate based on MRV’s weighted average costs of capital, which represents the blended after-tax costs of debt and equity.

For the year ended December 31, 2002, MRV determined that $17.0 million in long-lived assets, primarily property and equipment, were impaired. This amount was determined to be impaired using the method discussed above. The remaining carrying values of the long-lived assets were determined to be realizable. This process and analysis requires management to use significant judgment and apply assumptions regarding the future cash flows expected to result from the use of the assets and the eventual disposition of such assets. While management believes the carrying value of its assets are realizable based on its analysis, changes in the assumptions used in its models could produce significantly different results. The impairment of long-lived assets of

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

$17.0 million for the year ended December 31, 2002 has been included in the determination of operating loss in the accompanying Statements of Operations. The vast majority of these impairments were from our operating divisions segment. There were no significant impairment losses recorded for the years ended December 31, 2003 and 2001.

Fair Value of Financial Instruments

MRV’s financial instruments, including cash and cash equivalents, time deposits, short-term and long-term marketable securities, accounts receivable, accounts payable, accrued liabilities and short-term debt obligations are carried at cost, which approximates their fair market value due to the short-term nature of those instruments. The fair value of long-term debt obligations is estimated based on current interest rates available to MRV for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their fair values.

Product Development and Engineering

Product development and engineering costs are charged to expense as incurred.

Software Development Costs

In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” development costs related to software products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility in MRV’s circumstances occurs when a working model is completed. After technological feasibility is established, additional costs would be capitalized.

MRV believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility, and, accordingly, no software development costs have been capitalized to date.

Advertising Costs

Advertising costs are charged to expense as incurred.

Income Taxes

Deferred income tax assets and liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the sum of the weighted average number of common shares outstanding, plus all additional common shares that would have been outstanding if potentially dilutive securities or common stock equivalents had been issued. Stock options and warrants to purchase 10.0 million, 12.6 million and 12.5 million shares were not included in the computation of years 2003, 2002 and 2001 diluted loss per share because such stock options and warrants were considered anti-dilutive. Shares associated with MRV’s outstanding 5% Convertible Notes issued in June 2003 (“2003 Notes”) and 5% Convertible Subordinated Notes issued in June 1998 and paid in June 2003 (“1998 Notes”) were not included in the computation of loss per share as they are anti-dilutive.

Stock-Based Compensation

MRV accounts for its employee stock plan under the intrinsic value method prescribed by APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, and has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123.”

SFAS No. 123, as amended by SFAS No. 148, permits companies to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because MRV’s stock-based compensation plans have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, management believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of awards from the plan. Therefore, as permitted, MRV applies the existing accounting rules under APB No. 25 and provides pro forma net loss and pro forma loss per share disclosures for stock-based awards made during the year as if the fair value method defined in SFAS No. 123, as amended, had been applied. Net loss and net loss per share for each of the three years in the period ended December 31, 2003 would have increased to the following pro forma amounts (in thousands, except per share data):

	2003	2002	2001
Net loss, as reported	$(26,988)	$(479,759)	$(326,353)
Additional compensation expense determined under the fair value based method	(23,520)	(24,775)	(24,874)

Pro forma net loss	$(50,508)	$(504,534)	$(351,227)

Earnings per share:
Basic and diluted net loss per share – as reported	$(0.26)	$(5.25)	$(4.27)
Basic and diluted net loss per share – pro forma	$(0.50)	$(5.52)	$(4.60)

The following assumptions were applied: (i) no expected dividend yield for all periods, (ii) expected volatility of 84% for 2003, 104% for 2002

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

and 191% for 2001, (iii) expected lives of 4 to 6 years for all years, (iv) and risk-free interest rates ranging from 2.69% to 6.73% for all years.

MRV accounts for option and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, FASB Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25),” and Emerging Issue Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services,” whereby the fair value of such option and warrant grants are measured using the fair value at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

Deferred stock expense is being amortized using the graded vesting method over four years. Using this method, approximately 57%, 26%, 13% and 4%, respectively, of each option’s compensation expense is amortized in each of the four years following the date of grant. Deferred stock expense generated during 2001 was $7.1 million generated through acquisitions. Deferred stock expense generated during 2000 was $160.8 million of which $106.6 million was generated through acquisitions and $54.2 million was generated through stock options granted to Luminent’s former President and its former Chief Financial Officer (see Note 12, Stockholders’ Equity). There was no deferred stock expense generated for the years ended December 31, 2003 and 2002, respectively. For the year ended December 31, 2003, MRV recognized income from recapturing accelerated deferred stock expense due to terminations, net of the amortization of deferred stock expense of $3.5 million, totaling $8.1 million. Total amortization of deferred stock expense for the years ended December 31, 2002 and 2001 was $6.6 million and $69.8 million, respectively.

During the three years in the period ended December 31, 2003, certain stock option holders ceased to be employees of MRV, either through termination or sale. Since MRV used the graded vesting method of accounting to recognize the compensation over the related employment period, MRV recognized deferred stock expense related to options that were unvested. For the years ended December 31, 2003, 2002 and 2001, MRV reversed $11.6 million, $11.7 million and $6.3 million, respectively, related to unvested, forfeited stock options for which compensation expense was previously recognized. Unamortized deferred stock expense totaling $1.4 million, $3.0 million and $6.7 million for the years ended December 31, 2003, 2002 and 2001, respectively, has been reversed to additional paid-in capital relating to these employees.

Transactions with Stock of a Subsidiary

In September 2003, MRV acquired 666,666 shares of Series A Preferred Stock, or 1.9% additional ownership interest, in Charlotte’s Networks from a minority interest in exchange for $50,000 in cash. This acquisition of a minority interest resulted in an extraordinary gain of $2.0 million for the year ended December 31, 2003. MRV’s ownership interest following this acquisition is approximately 60%. Charlotte’s Networks is included in MRV’s development stage enterprise group.

On November 9, 2000, Luminent, a wholly-owned subsidiary of MRV, issued 12.0 million shares of its common stock for $12.0 per share, or $144.0 million, to complete its Initial Public Offering (“IPO”). As part of MRV’s plan to spin-off Luminent to MRV stockholders, the purchase price in excess of its book value, or $49.7 million has been included in Effect of Subsidiary Equity Transactions in MRV’s Statements of Stockholders’ Equity for the year ended December 31, 2000. In September 2001, MRV and Luminent jointly announced that MRV intended to acquire Luminent’s 8% minority interest (established through Luminent’s November 2000 IPO), and merge Luminent back into MRV through a short-form merger. It was determined that each Luminent stockholder would receive 0.43 shares of MRV common stock in exchange for their Luminent common stock. Additionally, all stock options to purchase Luminent common stock would be converted into stock options to purchase MRV’s common stock based on the same exchange ratio. The merger was completed in December 2001. MRV exchanged 5.2 million shares of common stock for 12.0 million shares of Luminent common stock. MRV’s shares had a fair value of $16.9 million, based on the average market price five days before and after the terms were determined. MRV recorded an extraordinary gain from the merger of $9.9 million, net of tax, which equals to the excess minority interest reduced by the fair value paid, net of the costs incurred to effect the merger.

Recently Issued Accounting Standards

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective as of July 1, 2003. The adoption of this pronouncement did not have a material impact on the results of operations or the financial position of MRV.

In May 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this pronouncement did not have a material impact on the results of operations or the financial position of MRV.

In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, “Consolidation of Variable Interest Entities,” which was originally effective on July 1, 2003. In December 2003, the FASB deferred the effective date for applying the provisions of FIN 46 to March 31, 2004 for interests held by public companies in variable interest entities or potential variable interest entities created before February 1, 2003. MRV has completed our evaluation of the provisions of FIN 46 and does not have any significant interests in variable interest entities. Accordingly, the adoption of FIN 46 did not have a material impact on the results of operations or the financial position of MRV.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Goodwill and Other Intangible Assets

As required by SFAS No. 142, MRV performed transitional impairment tests on goodwill and other intangibles assets with indefinite lives, which consisted of patents and assembled work forces, as of January 1, 2002. As a result of the impairment tests, MRV recorded a $296.4 million cumulative effect of an accounting change. Under SFAS No. 142, goodwill impairment exists if the net book value of a reporting unit exceeds its fair value. MRV, with the assistance of valuation experts, estimated the fair value of its reporting units using a combination of discounted cash flow analyses and comparisons with the market values of similar publicly traded companies.

Included in MRV’s $296.4 million impairment was a $247.3 million charge related to the impairment of the goodwill associated with the Foreign Optical Components and Free-Space Optics reporting units. The Foreign Optical Components reporting unit included the goodwill generated from the FOCI Fiber Optic Communications, Inc. (“FOCI”) and Quantum Optech, Inc. (“QOI”) acquisitions (see Note 5, Disposition of Assets). The optical components, active and passive, markets continued to deteriorate and have contracted significantly. As a result, MRV determined that a significant portion of the goodwill acquired had been impaired. The goodwill impairment in the Free-Space Optics reporting unit reflected the significantly lower fair value calculated on the basis of reduced operating revenues and income as a result of a depressed market for those products.

The remaining $49.1 million of impairment charge related to patents and assembled work forces associated with the Free-Space Optics reporting unit. The impairment of these patents and assembled work forces reflected the same circumstances as described above.

During the third quarter of 2002 and in addition to the transitional impairment testing, MRV reviewed its remaining goodwill and other intangible assets as required annually pursuant to SFAS No. 142. This impairment reduced the carrying value of goodwill and other intangible assets by recording an impairment charge of $72.7 million, which consisted of $70.4 million relating to goodwill and $2.3 million relating to patents. MRV has determined that the annual impairment test will be performed on October 1st of each year. MRV, with the assistance of valuation experts, estimated the fair value of its reporting units using a combination of discounted cash flow analyses and comparisons with the market values of similar publicly traded companies. During 2003, MRV impaired $356,000 in goodwill from a foreign office that ceased operations. During the fourth quarter of 2003, MRV completed the annual review of its remaining goodwill and other intangible assets. With the assistance of valuation experts, MRV determined that no further reduction in the carrying value of its goodwill and intangible assets was necessary.

The following table summarizes MRV’s identifiable intangible assets and goodwill balances as of December 31, 2003 and 2002 (in thousands):

	December 31, 2003			December 31, 2002
	Gross Carrying		Net Carrying	Gross Carrying		Net Carrying
	Amount	Accum. Amort.	Amount	Amount	Accum. Amort.	Amount
Intangible assets subject to amortization:
Patents	$14,751	$(14,751)	$—	$14,751	$(14,751)	$—
Assembled work forces	537	(537)	—	537	(537)	—
Customer contracts	720	(720)	—	720	(720)	—
Other	230	(128)	102	230	(95)	135

	16,238	(16,136)	102	16,238	(16,103)	135
Intangible assets not subject to amortization:
Goodwill	195,869	(165,904)	29,965	195,644	(165,904)	29,740

Goodwill and Other Intangibles	$212,107	$(182,040)	$30,067	$211,882	$(182,007)	$29,875

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

The changes in the carrying amount of goodwill for the year ended December 31, 2003, are as follows: (in thousands):

		Optical
	Networking	Components	Development stage
	Group	Group	enterprises	Total
Balance, December 31, 2002	$29,740	$—	$—	$29,740
Goodwill acquired during year	581	—	—	581
Impairment losses	(356)	—	—	(356)

Balance, December 31, 2003	$29,965	$—	$—	$29,965

The results for the year ended December 31, 2001 do not reflect the provisions of SFAS No. 142. Had MRV adopted SFAS 142 on January 1, 2001, the reported loss before cumulative effect of an accounting change and net loss and the related per-share amounts would have been presented as follows (in thousands, except per share amounts):

	2003	2002	2001
Loss before extraordinary gain and cumulative effect of an accounting change, as reported	$(28,938)	$(183,404)	$(336,302)
Goodwill amortization, net of tax	—	—	102,324

Pro forma loss before extraordinary gain and cumulative effect of an accounting change	$(28,938)	$(183,404)	$(233,978)

Earnings per share:
Basic and diluted loss per share – as reported	$(0.28)	$(2.01)	$(4.40)
Goodwill amortization, net of tax	$—	$—	$1.34
Basic and diluted loss per share – pro forma	$(0.28)	$(2.01)	$(3.06)

Net loss, as reported	$(26,988)	$(479,759)	$(326,353)
Goodwill amortization, net of tax	—	—	102,324

Pro forma net loss	$(26,988)	$(479,759)	$(224,029)

Earnings per share:
Basic and diluted net loss per share – as reported	$(0.26)	$(5.25)	$(4.27)
Goodwill amortization, net of tax	$—	$—	$1.34
Basic and diluted net loss per share – pro forma	$(0.26)	$(5.25)	$(2.93)

4. Restructuring costs

From November 9, 2000 through December 28, 2001, MRV owned approximately 92% of Luminent and approximately 8% of Luminent’s shares were publicly traded. During the second quarter of 2001, Luminent’s management approved and implemented a restructuring plan in order to adjust operations and administration as a result of the dramatic slowdown in the communications equipment industry generally and the optical components sector in particular. Major actions primarily involved the reduction of workforce, the abandonment of certain assets and the cancellation and termination of purchase commitments. MRV expects these actions to realign the business based on current and near-term growth rates. MRV expects that all actions stemming from the restructuring plan to be completed by the end of year 2004.

Employee severance costs and related benefits of $1.3 million are related to approximately 750 layoffs through December 31, 2003, bringing Luminent’s total workforce to approximately 450 employees as of December 31, 2003. Affected employees came from all divisions and areas of Luminent. The majority of affected employees were in the manufacturing group.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

A summary of the restructuring costs and the remaining liability through and as of December 31, 2003 is as follows (in thousands):

		Closed and
	Asset	Abandoned	Purchase	Employee
	Impairments	Facilities	Commitments	Severance Costs	Total
Original provision	$10,441	$2,405	$6,173	$1,281	$20,300
Utilized	(10,441)	(615)	(1,987)	(847)	(13,890)
Adjustments	—	—	(1,474)	(434)	(1,908)

Balance, December 31, 2002	—	1,790	2,712	—	4,502
Utilized	—	(1,854)	(1,092)	—	(2,946)
Adjustments	—	874	(1,305)	—	(431)

Balance, December 31, 2003	$—	$810	$315	$—	$1,125

Through December 31, 2003, MRV reduced $5.9 million in purchase commitments related to future liabilities based on its current negotiations with vendors, which resulted in the reversal of $1.3 million and $1.5 million in cost of goods sold for the years ended December 31, 2003 and 2002, respectively, and its fulfillment of purchase commitments for inventory and equipment that it previously reserved. The adjustments relating to closed and abandoned facilities that amounted to $874,000 in 2003 resulting from changes in MRV’s estimates of its continuing obligation. MRV did not reverse any amounts in cost of goods sold for the year ended December 31, 2001.

5. Disposition of Assets

On October 15, 2002, MRV’s wholly owned subsidiary Luminent, in a single transaction, sold (i) 53.4 million shares of the capital stock of FOCI amounting to approximately 78% of the total issued and outstanding share capital of FOCI and (ii) 19.0 million shares of the capital stock of QOI, representing approximately 100% of the total issued and outstanding share capital of QOI. The purchasers consisted of employees of FOCI, including its President. Luminent continues to hold approximately 19.5% of the outstanding share capital of FOCI and no remaining ownership in QOI. The remaining ownership in FOCI has been recorded as a cost method investment in the accompanying Balance Sheet.

The consideration received by Luminent for the sale of the FOCI and QOI shares, which was determined through arms’ length negotiations between Luminent and MRV on the one hand, and the purchasers on the other, consisted of $8.0 million in cash and $2.0 million in credit against future purchases of components. These net assets have been included in MRV’s optical components group segment.

Prior to the sale of FOCI and QOI, MRV recorded an impairment loss on long-lived assets totaling $15.9 million, which was measured, based on the lower of its carrying amount or fair value less cost to sell. The fair value less cost to sell was based on the sale price described above. The adjusted carrying amounts of the major classes of assets and liabilities sold along with the consideration received as of October 15, 2002 were as follows (in thousands):

Consideration received:
Cash	$8,000
Future product credit	2,000

10,000
Assets and liabilities disposed of:
Assets (primarily receivables, inventory and fixed assets)	36,322
Liabilities (primarily short-term and long-term obligations)	(23,614)

$12,708

The loss on disposition of FOCI and QOI has been included in Other Expense, net in the accompanying Statement of Operations for the year ended December 31, 2002. Through December 31, 2003, MRV utilized $1.9 million of the future product credit, resulting in $86,000 remaining product credit available through October 2004.

6. Accrued Liabilities

Accrued liabilities as of December 31, 2003 and 2002, consisted of the following (in thousands):

	2003	2002
Payroll and related	$8,850	$8,824
Product warranty	5,337	5,678
Restructuring	1,125	4,502
Other	10,211	12,538

	$25,523	$31,542

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

7. Income Taxes

The provision or income taxes for each of the years ended December 31, 2003, 2002 and 2001, is as follows (in thousands):

	2003	2002	2001
Current:
Federal	$—	$(329)	$(12,454)
State	(10)	(3)	(2,196)
Foreign	2,414	2,802	4,918

	2,404	2,470	(9,732)
Deferred:
Federal	—	11,870	11,278
State	—	—	3,942
Foreign	(43)	(945)	(1,013)

	(43)	10,925	14,207

	$2,361	$13,395	$4,475

The income tax provision (benefit) differs from the amount computed by applying the federal statutory income tax rate to income before taxes for each of the years ended December 31, 2003, 2002 and 2001, are as follows:

	2003	2002	2001
Income tax provision (benefit, at statutory federal rate)	(34%)	(34%)	(34%)
State and local income taxes, net of federal income taxes effect	(6%)	(1%)	(6%)
Permanent differences	24%	31%	28%
Foreign taxes at rates different than domestic rates	25%	1%	(2%)
Change in valuation allowance	—%	6%	15%

	9%	3%	1%

The components of deferred income taxes as of December 31, 2003 and 2002 are as follows (in thousands):

	2003	2004
Allowance for doubtful accounts	$994	$3,015
Inventory reserve	10,425	13,474
Warranty reserve	771	1,244
Deferred stock expense	—	2,529
Accrued liabilities	2,610	9,069
Other	3,479	2,169

	18,279	31,500
Valuation allowance	(18,279)	(31,500)

Net short-term deferred income tax assets	—	—
Net operating losses	40,587	28,376
Tax credits	3,153	2,553
Depreciation and amortization	7,466	10,831
Investments	16,926	17,180
Capital loss carryforwards	88,717	88,501
Other	(136)	5

	156,713	147,446
Valuation allowance	(154,119)	(144,809)

Net long-term deferred income tax assets	2,594	2,637

	$2,594	$2,637

MRV records valuation allowances against its deferred tax assets, when necessary, in accordance with SFAS No. 109, “Accounting for Income Taxes.” Realization of deferred tax assets (such as net operating loss carryforwards and income tax credits) is dependent on future taxable earnings and is therefore uncertain. At least quarterly, MRV assesses the likelihood that its deferred tax asset balance will be recovered from future taxable income. To the extent management believes that recovery is unlikely, MRV establishes a valuation allowance against its deferred tax asset, increasing its income tax expense in the period such determination is made. During 2002, MRV recorded an additional valuation allowance (tax expense) totaling $21.2 million relating to the expected realization of its deferred income tax assets based on likely future recovery. Although realization is not assured, management believes it is more likely than not that the net deferred tax assets will be realized.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

As of December 31, 2003, MRV had federal and state net operating loss carryforwards available of $96.0 million and $136.0 million, respectively. For the year ended December 31, 2003, MRV generated additional federal and state net operating losses of $9.9 million and $6.0 million, respectively. For federal and state income tax purposes, the net operating losses are available to offset future taxable income through 2023 and 2023, respectively. Tax credits of $3.1 million and $2.5 million as of December 31, 2003 and 2002, respectively, expire in 2013. Capital loss carryforwards totaling $221.8 million as of December 31, 2003 and 2002, respectively, expire in 2007.

In 1995, MRV, through a subsidiary in Israel, qualified for a program under which it is eligible for a tax exemption on its income for a period of ten years from the beginning of the benefits period. This benefit is due to expire in 2006. Due to operating losses at this subsidiary, no tax benefit was received for any of the years ended December 31, 2003, 2002 and 2001.

MRV does not provide United States federal income taxes on the undistributed earnings of its foreign operations. MRV’s policy is to leave the income permanently invested in the country of origin. Such amounts will only be distributed to the United States to the extent any federal income tax can be fully offset by foreign tax credits.

8. Short-Term and Long-Term Obligations

Short-term obligations consist of secured and unsecured lines of credit, short-term loans and notes entered into with certain financial institutions. As of December 31, 2003 and 2002, these short-term obligations totaled $2.7 million and $7.0 million, respectively. Certain assets of MRV’s subsidiaries have been pledged as collateral on these borrowings. The weighted average interest rate on these obligations was approximately 5% as of December 31, 2003 and 2002. These obligations are incurred and settled in the local currencies of the respective subsidiaries.

Long-term debt consisted of secured notes payable to financial institutions bearing interest at rates ranging from 4.7% to 9.4%. Principal and interest is payable in monthly and quarterly installments through December 2005. As of December 31, 2003 and 2002, long-term debt totaled $404,000 and $783,000, respectively. As of December 31, 2003, $204,000 of long-term debt is due during 2004 with the remaining balance of $200,000 due in 2005.

9. Interest Rate Swap

MRV entered into an interest rate swap (the “Swap”) in the second quarter of 2000 to effectively change the interest rate characteristics of its $50.0 million variable-rate term loan presented in Long-Term Debt, with the objective of fixing its overall borrowing costs. The Swap was considered to be 100% effective and was therefore recorded using the short-cut method. The Swap was designated as a cash flow hedge and changes in fair value of the debt were generally offset by changes in fair value of the related security, resulting in negligible net impact. The gain or loss from the change in fair value of the Swap as well as the offsetting change in the hedged fair value of the long-term debt were recognized in other comprehensive loss. In February 2002, MRV paid off the Long-Term Debt of $50.0 million and terminated the Swap. The realized loss on the Swap of $3.2 million has been recorded as interest expense and is included in other expense, net in the accompanying Statements of Operations for 2002.

10. Convertible Debt

In June 2003, MRV completed the sale of $23.0 million principal amount of five-year 5% convertible notes due in 2008, to an institutional investor, in a private placement. The 2003 Notes bear interest at 5% per annum and are convertible into shares of MRV’s common stock at a conversion price of $2.32 per share. MRV is using the net proceeds from the sale of the 2003 Notes for general corporate purposes and working capital. Included in Other Expense, net in the accompanying Statements of Operations is interest expense related to these 2003 Notes that amounted to $672,000 for the year ended December 31, 2003.

In June 1998, MRV issued $100.0 million principal amount of its 1998 Notes. During 2003, MRV retired $5.9 million principal amount of 1998 Notes in exchange for the issuance of 4.2 million shares of its common stock to the holders of these notes, resulting in a remaining outstanding balance of $26.0 million at maturity. On June 15, 2003, the balance of MRV’s outstanding 1998 Notes matured and MRV repaid and retired them. For 2003, MRV recorded a loss on the extinguishment of debt totaling $5.4 million, net of associated taxes, in other expense, net in the accompanying Statements of Operations. This loss was recognized in accordance with Emerging Issues Task Force Issue 02-15 released in September 2002. During the year ended December 31, 2002, MRV acquired $53.0 million in principal amount of these notes in exchange for its issuance of 12.3 million shares of its common stock and $19.7 million in cash to the holders of these notes. During 2002, MRV recognized a gain of $393,000 in connection with the extinguishment of debt. MRV incurred $809,000 and $3.2 million in interest expense relating to the 1998 Notes for 2003 and 2002, respectively.

11. Commitments and Contingencies

Lease Commitments

The Company leases all of its facilities and certain equipment under non- cancelable operating lease agreements expiring in various years through 2013. The aggregate minimum annual lease payments under leases in effect as of December 31, 2003 were as follows (in thousands):

Year Ending December 31,
2004	5,192
2005	4,332
2006	3,741
2007	3,012
2008	2,431
Thereafter	3,997

$22,705

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

Annual rental expense under non-cancelable operating lease agreements for the years ended December 31, 2003, 2002 and 2001, was $6.0 million, $9.6 million and $8.8 million, respectively.

Royalty Commitment

Through subsidiaries in Israel, MRV is obligated to the Office of the Chief Scientist of the Government of Israel (Chief Scientist) with respect to the government’s participation in research and development expenses for certain products. Amounts received by MRV from the participation of the Chief Scientist were offset against the related research and development expenses incurred. Accordingly, MRV’s royalty to the Chief Scientist is calculated at a rate of 2% to 5% of sales of such products developed with the participation up to the dollar amount of such participation. MRV received participation from the Chief Scientist that amounted to $287,000 and $746,000 for the years ended December 31, 2003 and 2002, respectively. No participation was received for the year ended December 31, 2001. The remaining future obligation as of December 31, 2003 is approximately $1.4 million which is contingent on generating sufficient sales of selected product lines.

Litigation

MRV has received notices from third parties alleging possible infringement of patents with respect to product features or manufacturing processes. Management believes such notices are common in the communications industry because of the large number of patents that have been filed on these subjects. MRV’s policy is to discuss these notices with the senders in an effort to demonstrate that MRV’s products and/or processes do not violate any patents. From time to time, MRV has been involved in such discussions with IBM, Lucent, Ortel, Nortel, Rockwell, the Lemelson Foundation and Finisar. MRV does not believe that any of its products or processes violates any of the patents asserted by these parties and MRV further believes that it has meritorious defenses if any legal action is taken by any of these parties. However, if one or more of these parties was to assert a claim and gain a conclusion unfavorable to MRV such claims could materially and adversely affect the business, operating results and financial condition of MRV.

MRV has been named as a defendant in lawsuits involving matters that MRV considers routine to the nature of its business. Management is of the opinion that the ultimate resolution of all such matters will not have a material adverse effect on the accompanying financial statements.

12. Stockholders’ Equity

Authorized Shares

On May 10, 2000, the Board of Directors and stockholders of MRV approved an increase in the authorized number of shares of its $0.0017 par value common stock from 80.0 million to 160.0 million shares relating to the two-for-one stock split distributed on May 26, 2000. MRV is authorized to issue up to 1.0 million shares of its $0.01 par value preferred stock, of which none is issued or outstanding as of December 31, 2003 and 2002.

In October 2003, MRV issued and sold 1,667,000 shares of its common stock to several institutional investors, raising net proceeds of approximately $5.0 million. These shares were taken from its shelf registration statement that was declared effective by the SEC in June 2003, which registered $20.0 million of its common stock that MRV may issue and sell from time to time.

Stock Repurchase Program

On June 13, 2002, MRV announced that its Board of Directors had approved a program to repurchase up to 7.0 million shares of its common stock. As of December 31, 2003, MRV had repurchased 1.3 million shares of its common stock at a cost of $1.3 million through December 31, 2003. MRV can repurchase up to 5.7 million additional shares of its common stock under this program.

Stock Options

MRV has various stock option and warrant plans that provide for granting options and warrants to purchase shares of MRV’s common stock to employees, directors and non-employees performing consulting or advisory services for MRV. The plans provide for the granting of options, which meet the Internal Revenue Code requirements for qualification as incentive stock options, as well as nonstatutory options and are at the discretion of the board of directors. Under these plans, stocks option and warrant exercise prices generally equal the fair market value of MRV’s common stock at the date of grant. The options and warrants generally vest over three to five years with expiration dates ranging from six and ten years from the date of grant depending on the plan. The plans provide for the issuance of 6.2 million shares of common stock over the remaining life of the plans.

In July 2000, Luminent and MRV entered into four-year employment contracts with the former President and former Chief Financial Officer (“CFO”) of Luminent. The agreements provide for annual salaries, performance bonuses and a combination of stock options to purchase common stock of MRV and Luminent. The former President received approximately 316,000 options to purchase shares of MRV common stock at $32.56 per share (a substantial discount) expiring in five years. The former CFO received approximately 22,000 options to purchase shares of MRV common stock at $33.44 per share (a substantial discount) expiring in five years. These options are immediately exercisable, however they provide for the repurchase in the event of voluntary termination. These grants have been accounted for under APB No. 25 and the intrinsic value (fair market value less exercise price) results in additional deferred stock compensation of approximately $10.8 million that is being amortized over the four-year vesting period. Furthermore, Luminent granted 4.8 million and 800,000 of its stock options to the former President and former CFO, respectively. The options are exercisable at $6.25 per share and vest over four years. These grants have been accounted for in accordance with APB No. 25 and the intrinsic value (original mid point of filing range, $14, less $6.25) resulted in aggregate deferred stock expense of approximately $43.4 million. The deferred stock expense is being amortized using the graded vesting method over four years. The deferred stock compensation incurred from the granting of MRV and Luminent options for a total of

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

$54.2 million has been included in the consolidated financial statements of MRV.

In June 2002 and September 2001, Luminent’s former CFO and former President, respectively, resigned. In connection with their resignations, they received severance packages, as defined in each of their employment agreements dated July 2000, providing for severance payments of approximately $335,000 and $1.0 million, respectively, and the immediate vesting of all outstanding MRV and Luminent stock options held on the date of resignation. The MRV and Luminent stock options are exercisable through July 12, 2004 and September 11, 2003, respectively. Additionally, an immediate recognition of deferred stock expense of $1.7 million and $18.9 million was recorded during the years ended December 31, 2002 and 2001, respectively, as a result of their resignations.

Information with respect to MRV’s stock option and warrant plans is as follows (in thousands):

	2003		2002		2001
		Wtd. Avg. Ex.		Wtd. Avg. Ex.		Wtd. Avg. Ex.
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of year	12,626	$6.90	12,549	$9.93	12,110	$11.28
Granted	2,543	$2.00	3,116	$0.90	3,045	$5.63
Exercised	(758)	$2.31	(50)	$2.60	(561)	$11.42
Cancelled and forfeited	(4,382)	$12.44	(2,989)	$13.47	(2,045)	$11.07

Outstanding, end of year	10,029	$3.58	12,626	$6.90	12,549	$9.93

Exercisable, end of year	4,483	$6.00	6,811	$10.76	6,211	$11.20
Weighted average fair value of options granted during year		$1.58		$0.83		$9.79

Information about MRV stock options outstanding at December 31, 2003 is summarized as follows (in thousands):

	Number		Wtd. Avg.	Number
	Outstanding	Wtd. Avg.	Remaining	Exercisable	Wtd. Avg.
Exercise Prices	as of 2003	Ex. Price	Contract Life	as of 2003	Ex. Price
$0.67 – $1.95	4,095	$1.08	8.89 Years	759	$0.94
$2.15 – $3.95	4,089	$2.84	4.86 Years	2,331	$2.79
$5.38 – $9.50	821	$6.43	5.27 Years	625	$6.55
$10.06 – $17.63	490	$13.95	3.78 Years	334	$14.44
$23.00 – $50.38	534	$25.05	4.24 Years	434	$24.88

	10,029	$3.58	6.45 Years	4,483	$6.00

13. Segment Reporting and Geographical Information

MRV divides and operates its business based on three segments: the networking group, the optical components group and development stage enterprise group. The networking group designs, manufactures and distributes optical networking solutions and Internet infrastructure products. The optical components group designs, manufactures and distributes optical components and optical subsystems. The development stage enterprise group that MRV has created or invested in is developing optical components, subsystems and networks and products for the infrastructure of the Internet. Segment information is therefore being provided on this basis, which differs from prior period presentations.

The accounting policies of the segments are the same as those described in the summary of significant accounting polices previously described. MRV evaluates segment performance based on revenues and operating expenses of each segment. As such, there are no separately identifiable segment assets nor are there any separately identifiable statements of operations data below operating income.

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

Business segment revenues for the years ended December 31, 2003, 2002 and 2001, are as follows (in thousands):

	2003	2002	2001
Networking group	$202,399	$185,662	$201,517
Optical components group	38,790	67,284	131,327
Development stage enterprise group	—	—	—

	241,189	252,946	332,844
Inter-segment adjustment	(2,206)	(414)	—

	$238,983	$252,532	$332,844

Revenues by product line for the years ended December 31, 2003, 2002 and 2001, are as follows (in thousands):

	2003	2002	2001
Optical passive components	$14,838	$28,693	$39,010
Optical active components	39,037	51,343	97,653
Switches and routers	64,028	57,571	74,675
Remote device management products	16,626	17,361	18,987
Network physical infrastructure equipment	50,511	55,570	59,902
Services	21,612	21,444	18,934
Other networking products	32,331	20,550	23,683

	$238,983	$252,532	$332,844

For the years ended December 31, 2003, 2002 and 2001, MRV had no single customer that accounted for 10% or more of revenues. As of December 31, 2003 and 2002, MRV had no single customer that accounted for 10% or more of accounts receivable. MRV does not track customer revenue by region for each individual reporting segment.

A summary of external revenue by geographical region for the years ended December 31, 2003, 2002 and 2001, is as follows (in thousands):

	2003	2002	2001
Americas	$51,505	$64,675	$108,550
Europe	171,957	157,998	176,745
Asia Pacific	14,277	28,560	42,925
Other regions	1,244	1,299	4,624

	$238,983	$252,532	$332,844

Business segment operating loss for the years ended December 31, 2003, 2002 and 2001, are as follows (in thousands):

	2003	2002	2001
Networking group	$(2,207)	$(58,764)	$(117,257)
Optical components group	(11,110)	(62,655)	(161,613)
Development stage enterprise group	(6,830)	(24,067)	(41,757)

	(20,147)	(145,486)	(320,627)
Inter-segment adjustment	8	(828)	—

	$(20,139)	$(146,314)	$(320,627)

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

Net loss before provision for income taxes for each of the three years ended December 31, 2003 is as follows (in thousands):

	2003	2002	2001
Domestic	$(12,917)	$(143,119)	$(207,753)
Foreign	(11,710)	(323,245)	(114,125)

	$(24,627)	$(466,364)	$(321,878)

14. 401(K) Plans

MRV has 401(K) savings plans (the Plans) at certain subsidiaries under which all eligible employees may participate. The Plans provide for MRV to make matching contributions to all eligible employees. For the years ended December 31, 2003, 2002 and 2001, approximately $627,000, $568,000 and $838,000, respectively, was charged as expense related to these plans.

15. Supplemental Statements of Cash Flow Information

Supplemental Statements of Cash Flow information for each of the years ended December 31, 2003, 2002 and 2001 is as follows (in thousands):

For the Years Ended December 31,	2003	2002	2001
Supplemental disclosure of cash flow information:
Cash paid during year for interest	$2,464	$2,168	$10,549
Cash paid during year for income taxes	$3,098	$2,724	$5,323
Supplemental schedule of non-cash investing and financing activities:
Common stock issued in connection with investments in subsidiaries	$—	$7,052	$36,575

Common stock issued in connection with exchange of 1998 Notes	$6,014	$31,647	$—

Decrease in fair value of interest rate swap	$—	$—	$3,198

Non-cash deferred stock expense	$1,369	$2,990	$7,816

Non-cash consideration received in sale of FOCI and QOI	$—	$2,000	$—

Fair value of stock options issued in connection with investment	$—	$—	$503

MRV Communications, Inc. Annual Report 2003

Financial Statements and Supplementary Data

16. Quarterly Financial Data (Unaudited)

Three Months Ended	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003
Revenue	$51,117	$61,958	$56,817	$69,091
Cost of goods sold	36,514	42,133	38,397	47,849

Gross profit	14,603	19,825	18,420	21,242
Operating costs and expenses:
Product development and engineering	8,736	6,890	8,088	7,258
Selling, general and administrative	11,905	16,695	16,832	17,436
Amortization of intangibles	13	3	9	8
Impairment of goodwill and other intangibles	—	—	356	—

Total operating costs and expenses	20,654	23,588	25,285	24,702

Operating loss	(6,051)	(3,763)	(6,865)	(3,460)
Other income (expense), net	41	(5,445)	(526)	(450)

Loss before minority interest, provision for taxes and extraordinary gain	(6,010)	(9,208)	(7,391)	(3,910)
Minority interest	(38)	66	51	(21)
Provision for taxes	428	493	412	1,028

Loss before extraordinary gain	(6,400)	(9,767)	(7,854)	(4,917)
Extraordinary gain, net of tax	—	—	1,950	—

Net loss	$(6,400)	$(9,767)	$(5,904)	$(4,917)

Loss before extraordinary gain	$(0.06)	$(0.10)	$(0.08)	$(0.05)
Extraordinary gain, net of tax	$—	$—	$0.02	$—
Basic and diluted net loss per share	$(0.06)	$(0.10)	$(0.06)	$(0.05)
Basic and diluted weighted average shares outstanding	98,930	101,383	103,097	104,747

Three Months Ended	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002
Revenue	$62,418	$61,627	$60,833	$67,654
Cost of goods sold	43,105	40,723	43,377	42,361

Gross profit	19,313	20,904	17,456	25,293
Operating costs and expenses:
Product development and engineering	15,620	14,425	11,681	7,632
Selling, general and administrative	23,539	24,320	21,365	20,823
Amortization of intangibles	28	29	29	54
Impairment of goodwill and other intangibles	—	—	72,697	—
Impairment of long-lived assets	—	—	16,516	522

Total operating costs and expenses	39,187	38,774	122,288	29,031

Operating loss	(19,874)	(17,870)	(104,832)	(3,738)
Other expense, net	9,878	76	374	13,137

Loss before minority interest, provision for taxes and cumulative effect of an accounting change	(29,752)	(17,946)	(105,206)	(16,875)
Minority interest	105	(3)	43	85
Provision for taxes	186	856	11,869	484

Loss before cumulative effect of an accounting change	(30,043)	(18,799)	(117,118)	(17,444)
Cumulative effect of an accounting change	(296,355)	—	—	—

Net loss	$(326,398)	$(18,799)	$(117,118)	$(17,444)

Loss before cumulative effect of an accounting change	$(0.35)	$(0.21)	$(1.24)	$(0.18)
Cumulative effect of an accounting change	$(3.50)	$—	$—	$—
Basic and diluted net loss per share	$(3.85)	$(0.21)	$(1.24)	$(0.18)
Basic and diluted weighted average shares outstanding	84,789	90,319	94,351	95,811

MRV Communications, Inc. Annual Report 2003

Changes in or Disagreements with Accountants on Accounting and Financial Disclosure

Changes in or Disagreements with Accountants on Accounting and Financial Disclosure

On June 17, 2002, the Board of Directors of the MRV Communications, Inc. (“MRV”) determined, upon the recommendation of its audit committee, to appoint Ernst & Young LLP as MRV’s independent public accountants, replacing Arthur Andersen LLP. MRV dismissed Arthur Andersen LLP on the same date. This determination followed MRV’s decision to seek proposals from independent public accountants to audit the financial statements of MRV.

The audit reports of Arthur Andersen LLP on the consolidated financial statements of MRV as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years of MRV ended December 31, 2001 and the subsequent interim period to June 17, 2002, there were no disagreements between MRV and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of MRV ended December 31, 2001 and the subsequent interim period to June 17, 2002.

During the two most recent fiscal years of MRV ended December 31, 2001 and the subsequent interim period to June 17, 2002, MRV did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

MRV provided Arthur Andersen a copy of the foregoing disclosures. Exhibit 16.1 to this Form 10-K is a copy of Arthur Andersen’s letter dated June 17, 2002 stating that it has found no basis for disagreement with such statements.

Controls and Procedures

Evaluation Of Disclosure Controls And Procedures

As of the end of the period covered by this report on Form 10-K, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)) pursuant to Rule 13a-15 of the Exchange Act. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of the end of the period covered by the report on Form 10-K, our disclosure controls and procedures are effective in timely alerting them to material information relating to MRV (including its consolidated subsidiaries) required to be included in MRV’s Exchange Act filings.

Changes In Internal Controls

There have been no changes in our internal control over financial reporting identified in connection with the evaluation required by paragraph (d) of Rule 13a-15 or 15d-15 under the Exchange Act that occurred during the last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

MRV Communications, Inc. Annual Report 2003

Exhibit 31.1

CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER
REQUIRED BY RULE 13A-14(a) OF THE EXCHANGE ACT

I, Noam Lotan, certify that:

1.	I have reviewed this Annual Report on Form 10-K of MRV Communications, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a.	all significant deficiencies and material weakness in the design or operation of internal control our financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 3, 2004

Noam Lotan
President and Chief Executive Officer

MRV Communications, Inc. Annual Report 2003

Exhibit 31.2

CERTIFICATION OF THE CHIEF FINANCIAL OFFICER REQUIRED BY RULE 13A-14(a) OF THE EXCHANGE ACT

I, Shay Gonen, certify that:

1.	I have reviewed this Annual Report on Form 10-K of MRV Communications, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a.	all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 3, 2004

Shay Gonen
Chief Financial Officer

MRV Communications, Inc. Annual Report 2003

Exhibit 32.1

CERTIFICATION PURSUANT TO
RULE 13A-14(b) AND 18 U.S.C. SECTION 1350

In connection with the Annual Report of MRV Communications, Inc. (the “Company”) on Form 10-K for the period ended December 31, 2003 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned, in the capacities and on March 3, 2004, hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

MRV COMMUNICATIONS, INC

Noam Lotan
President and Chief Executive Officer

Shay Gonen
Chief Financial Officer

MRV Communications, Inc. Annual Report 2003

Other Stockholder Information

Other Stockholder Information

Directors and Officers

Shlomo Margalit, Ph.D.
Chairman of the Board, Chief Technical Officer and Secretary

Noam Lotan
Director; President and Chief Executive Officer

Igal Shidlovsky, Ph.D.
Director; Managing Director, Global Technologies

Guenther Jaensch, Ph.D.
Director; President, Jaensch Technologies; Chairman of the Board,
Biophan Technologies, Inc.

Baruch Fischer, Ph.D.
Director; Max Knoll Professor in Electro Optics and Electronics; Dean, Electrical Engineering Department, Technion, Israel Institute of Technology

Daniel Tsui, Ph.D.
Director; Professor, Electrical Engineering, Princeton University;
1998 Nobel Prize Laureate, Physics

Shay Gonen
Chief Financial Officer

Near Margalit
Chief Executive Officer, Luminent, Inc.

Kevin Rubin
Vice President of Finance and Corporate Compliance Officer

Stockholder Information

Corporate Headquarters
20415 Nordhoff Street
Chatsworth, California 91311

Auditors
Ernst & Young LLP
Los Angeles, California

Counsel
Kirkpatrick & Lockhart LLP
Los Angeles, California

Transfer Agent
American Stock Transfer & Trust Company
New York, New York

Investor Materials

Copies of MRV Communications, Inc.’s Annual Reports, 10-K’s, 10-Q’s, and other financial literature may be obtained by writing to the Investor Relations Department, Diana Hayden, at Corporate Headquarters, by calling (818) 886-MRVC (6782) or via our web site: www.mrv.com.

Dividends

Since its inception, MRV has never declared or paid cash dividends on its common stock. MRV’s announced dividend policy is that it currently intends to retain all of our earnings, if any, for use in the operation and expansion of its businesses and does not intend to pay any cash dividends to stockholders in the foreseeable future.

MRV Communications, Inc. Annual Report 2003

ANNUAL MEETING OF STOCKHOLDERS OF

MRV COMMUNICATIONS, INC.

December 15, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following directors to serve for a term ending upon the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	m	Noam Lotan
		m	Shlomo Margalit
☐	WITHHOLD AUTHORITY	m	Igal Shidlovsky
	FOR ALL NOMINEES	m	Guenter Jaensch
		m	Daniel Tsui
☐	FOR ALL EXCEPT	m	Baruch Fischer
(See instructions below)

		FOR	AGAINST	ABSTAIN
		☐	☐	☐
2.	To ratify the appointment of Ernst & Young LLP as MRV’s independent accountants for the year ending December 31, 2004.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MRV COMMUNICATIONS, INC.
20415 NORDHOFF STREET
CHATSWORTH, CALIFORNIA 91311
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MRV COMMUNICATIONS, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 15, 2004

     The undersigned holder of common stock, par value $0.0017, of MRV Communications, Inc. (“MRV”) hereby appoints Noam Lotan and Shlomo Margalit, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of MRV that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, December 15, 2004, at 9:00 a.m. at the offices of MRV’s wholly-owned subsidiary, LuminentOIC, Inc., 20550 Nordhoff Street, Chatsworth, CA 91311, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS MRV’S INDEPENDENT ACCOUNTANTS FOR 2004, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF MRV EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS MRV’S INDEPENDENT ACCOUNTANTS FOR 2004.

IF YOU ARE VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

MRV COMMUNICATIONS, INC.

December 15, 2004

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1.	To elect the following directors to serve for a term ending upon the 2005 Annual Meeting of Stockholders or until their successors are elected and qualified.		2. To ratify the appointment of Ernst & Young LLP as MRV’s independent accountants for the year ending December 31, 2004.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Noam Lotan
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Shlomo Margalit O Igal Shidlovsky O Guenter Jaensch	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
O Daniel Tsui
☐	FOR ALL EXCEPT (See instructions below)	O Baruch Fischer	The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder                                  Date:                     Signature of Stockholder                                        Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.